Exhibit 2.1

AGREEMENT AND

PLAN OF REORGANIZATION AND MERGER

               THIS AGREEMENT AND PLAN OF REORGANIZATION AND MERGER dated as of May 22, 2014, (“Agreement”), is made and entered into by and among FNB Bancorp, a California corporation (“FNB”), Valley Community Bank, a California banking corporation (“VCB”) and First National Bank of Northern California, a national banking association and wholly-owned subsidiary of FNB (“FNBNC”).

Recitals:

               A.        The Boards of Directors of FNB and VCB deem it advisable and in the best interests of FNB and VCB, and their respective shareholders, that FNB, FNBNC and VCB enter into a business combination upon the terms and conditions set forth herein and under the authority of 12 U.S.C. 215a (“Section 215a”) whereby VCB will merge with and into FNBNC (the “Merger”) and the resulting national banking association will continue as a wholly-owned subsidiary of FNB under the national bank charter of FNBNC and with the name “First National Bank of Northern California.”

               B.        This Agreement and the merger agreement substantially in the form attached hereto as Exhibit A (the “Merger Agreement”) have been approved by the Boards of Directors of FNB, FNBNC and VCB for submission to the Office of the Comptroller of the Currency (the “OCC”) for approval, and the principal terms of the Merger will be submitted to the shareholders of VCB for approval at a special meeting of shareholders called for that purpose.

               C.        The Merger is intended to qualify as a “reorganization” within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “IRC”).

               D.        Pursuant to the Merger, each VCB shareholder will receive, in exchange for each outstanding share of VCB common stock (“VCB Share” or “VCB Shares”), an amount in shares of FNB common stock (“FNB Share” or “FNB Shares”), determined in accordance with the conversion ratio described in this Agreement and the Merger Agreement (the “Merger Consideration”).

               E.        The Boards of Directors of FNB, FNBNC and VCB have determined that the Merger and the other transactions contemplated by this Agreement are consistent with, and will contribute to the furtherance of, their respective business strategies and goals.

               F.        Concurrently with the execution and delivery of this Agreement, and as a material inducement to the willingness of FNB and FNBNC to enter into this Agreement, each of the VCB directors is executing and delivering to FNB a shareholder agreement in the form attached hereto as Exhibit B (“Shareholder Agreement”) and a non-solicitation and confidentiality agreement (effective as of the Effective Time of the Merger, as defined below) substantially in the form attached hereto as Exhibit C (“Non-Solicitation and Confidentiality Agreement”).

               G.        Concurrently with the execution and delivery of this Agreement, and as a material inducement to the willingness of FNB and FNBNC to enter into this Agreement, EJF Capital LLC, a Delaware limited liability company and the investment manager for certain funds which hold shares of VCB Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series A (“Series A Preferred Stock”) and Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series B (“Series B Preferred Stock”), has entered into an Agreement, substantially in the form attached hereto as Exhibit D, dated as of the date hereof, with FNB and FNBNC (the “EJF Agreement”), pursuant to which such holders have consented to the Merger and have agreed that all of such shares of Series A Preferred Stock and Series B Preferred Stock will at the Effective Time of the Merger be converted into the right to receive cash, as described in the EJF Agreement and Sections 2.1 and 2.7 of this Agreement.

               H.        Concurrently with the execution and delivery of this Agreement, and as a material inducement to the willingness of FNB and FNBNC to enter into this Agreement, Dunhill Asset Services V LLC, a Delaware limited liability company (“Dunhill”) has entered into an Agreement, substantially in the form attached hereto as Exhibit E, dated as of the date hereof, with FNB and FNBNC (the “Dunhill Agreement”), pursuant to which Dunhill has consented to the Merger and has agreed that all of the shares of Series B Preferred Stock it holds will at the Effective Time of the Merger be converted into the right to receive cash, as described in the Dunhill Agreement and Sections 2.1 and 2.7 of this Agreement.

               NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

THE MERGER

               1.1.      Effective Date and Time. Subject to the terms and conditions of this Agreement, the Merger shall become effective on the date (“Effective Date”) and at the time (“Effective Time of the Merger”) selected by the parties after the Merger has been approved by the OCC, an executed copy of the Merger Agreement has been filed with and approved and certified by the OCC, all Government Approvals (as defined below) have been received and satisfied and all other conditions to the Merger set forth in this Agreement have been satisfied.

               1.2.      Effect of the Merger. Subject to the terms and conditions of this Agreement, at the Effective Time of the Merger, VCB shall be merged with and into FNBNC and the resulting national banking association in the Merger (the “Resulting Bank”) will continue as a wholly-owned subsidiary of FNB, with the national bank charter number of FNBNC and the name “First National Bank of Northern California.” All assets, rights, privileges, immunities, powers, franchises and interests of VCB in and to every type of property (real, personal and mixed) and choses in action, as they exist as of the Effective Date, including appointments, designations and nominations and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estate, assignee, receiver and in every other fiduciary capacity, shall pass and be transferred to and vest in the Resulting Bank by virtue of the Merger at the Effective Time of the Merger without any deed, conveyance or other transfer; the separate corporate existence of VCB shall cease; and the Resulting Bank shall be deemed to be the same entity as each of FNBNC and VCB and shall be subject to all of their duties and liabilities of every kind and description. The Resulting Bank shall be responsible and liable for all the liabilities and obligations of each of FNBNC and VCB; and any claim existing or action or proceeding pending by or against FNBNC or VCB may be prosecuted as if the Merger had not taken place, or the Resulting Bank may be substituted in the place of FNBNC or VCB. Neither the rights of creditors nor any liens upon the property of either FNBNC or VCB shall be impaired by reason of the Merger.

               1.3       Alternative Method. Anything herein to the contrary notwithstanding, upon written notice to VCB and with VCB’s written approval, FNB may at any time prior to the Effective Time of the Merger change the method of effecting the acquisition of VCB (including, without limitation, the provisions of Section 1.2 above) if and to the extent FNB deems such change to be necessary, appropriate or desirable; provided, however, that no such change shall: (a) alter or change the amount or kind of consideration to be issued to holders of VCB Shares as provided for in this Agreement; (b) cause the transaction to be treated as anything other than a tax-free reorganization to the holders of VCB Shares; or (c) materially impede or delay the receipt of any Government Approvals (as defined below) or the consummation of the transactions contemplated by this Agreement.

               1.4.      Execution of Merger Agreement. Prior to the Closing Date, and as soon as practicable after the receipt of all necessary Government Approvals (as defined below) and the approvals of the shareholders of each of VCB and FNBNC and the satisfaction of all conditions precedent to the consummation of the Merger set forth herein, VCB and FNBNC shall execute the Merger Agreement (substantially in the form attached hereto as Exhibit A, as amended, if necessary, to conform to the requirements of law or a governmental authority or agency having authority over the Merger, which requirements are not materially in contravention of any of the substantive terms hereof), and the executed Merger Agreement shall be submitted (together with the requisite officer certificates of approval) to the OCC for approval and official certification. As soon as possible thereafter, the OCC certified Merger Agreement (together with the requisite officer certificates of approval) shall be submitted to the Commissioner (the “Commissioner”) of the California Department of Business Oversight (the “DBO”) for approval and endorsement pursuant to Section 4887(a) of the California Financial Code and promptly thereafter shall be filed with the California Secretary of State. Prior to the close of business on the Closing Date, a copy of the executed Merger Agreement, with the approval of the Commissioner endorsed thereon and as certified by the California Secretary of State, shall be filed with the Commissioner as provided in Section 4887(b) of the California Financial Code, effective as of the close of business on the Closing Date.

               1.5.      Cooperation; Best Efforts. Each of FNB, FNBNC and VCB, consistent with the fiduciary duties of the directors of FNB, FNBNC and VCB, respectively, will use its best efforts to consummate the transactions contemplated by this Agreement and cooperate in any action necessary or advisable to facilitate such consummation including, without limitation, making all filings required in order to obtain any necessary consents or to comply with any law and providing any information required in connection therewith.

ARTICLE 2

CONVERSION AND CANCELLATION OF SHARES

               2.1       Conversion of VCB Stock. At the Effective Time of the Merger, by virtue of the Merger and without any further action on the part of FNB, VCB or any holder of VCB Shares, Series A Preferred Stock or Series B Preferred Stock: (a) each outstanding VCB Share (other than any shares as to which dissenters’ rights have been perfected as provided in Section 2.8 hereof), shall be converted into the right to receive a number of FNB Shares (or fraction thereof, subject to Section 2.2 hereof) equal to 0.1135 shares of FNB common stock for each one (1) share of VCB common stock (the “Conversion Ratio”); and (b) each share of VCB Series A Preferred Stock issued and outstanding immediately prior to the Effective Time of the Merger and each share of VCB Series B Preferred Stock issued and outstanding immediately prior to the Effective Time of the Merger shall, as of the Effective Time of the Merger, automatically be converted into and shall thereafter represent the right to receive cash in the amount of $750.00 per share.

               2.2       Fractional Shares. Notwithstanding any other provision hereof, no fractional shares of FNB Shares shall be issued to holders of VCB Shares. In lieu thereof, each such holder entitled to a fraction of an FNB Share shall receive, at the time of surrender of the certificate or certificates representing such holder’s VCB Shares, an amount in cash equal to the market value per share of the FNB Shares, being the weighted average closing price of FNB Shares quoted on the OTC Bulletin Board for the ten (10) trading days immediately preceding the Effective Date, multiplied by the fraction of an FNB Share to which such holder otherwise would be entitled. No such holder shall be entitled to dividends, voting rights, interest on the value of, or any other rights in respect of a fractional share.

               2.3       Surrender of VCB Shares.

                           (a)        Prior to the Effective Date, FNB shall appoint Registrar and Transfer Company, or its successor, or any other bank or trust company mutually acceptable to FNB and VCB, as exchange agent (the “Exchange Agent”) for the purpose of exchanging certificates representing VCB Shares and, at and after the Effective Time of the Merger, FNB shall issue and deliver to the Exchange Agent such number of certificates representing FNB Shares, and cash for payment of fractional shares, as shall be required to be delivered to holders of VCB Shares pursuant to the Merger Agreement. As soon as practicable after the Effective Time of the Merger, each holder of VCB Shares converted pursuant to Section 2.1, upon surrender to the Exchange Agent of one or more certificates for such VCB Shares for cancellation, will be entitled to receive a certificate or certificates representing the number of FNB Shares determined in accordance with Section 2.1 and a payment in cash with respect to fractional shares, if any, determined in accordance with Section 2.2.

                           (b)        No dividends or other distributions of any kind which are declared payable to shareholders of record of the FNB Shares after the Effective Date will be paid to persons entitled to receive such certificates for FNB Shares until such persons surrender their certificates representing VCB Shares. Upon surrender of such certificates representing VCB Shares, the holder thereof shall be paid, without interest, any dividends or other distributions with respect to the FNB Shares as to which the record date and payment date occurred on or after the Effective Date and on or before the date of surrender.

                           (c)        If any certificate for FNB Shares is to be issued in a name other than that in which the certificate for VCB Shares surrendered in exchange therefor is registered, any transfer costs or expenses (except taxes) required by reason of the issuance of certificates for such FNB Shares in a name other than the registered holder of the certificate surrendered shall be paid by the person requesting such change.

                           (d)        All dividends or distributions, and any cash to be paid pursuant to Section 2.2 in lieu of fractional shares, if held by the Exchange Agent for payment or delivery to the holders of unsurrendered certificates representing VCB Shares and unclaimed at the end of one (1) year from the Effective Date, shall (together with any interest earned thereon) at such time be paid or redelivered by the Exchange Agent to FNB, and after such time any holder of a certificate representing VCB Shares who has not surrendered such certificate to the Exchange Agent shall, subject to applicable law, look, as a general creditor, only to FNB for payment or delivery of such dividends or distributions or cash, as the case may be.

               2.4       Further Transfers of VCB Shares. At the Effective Time of the Merger, the stock transfer books of VCB shall be closed and no transfer of VCB Shares theretofore outstanding shall thereafter be made.

               2.5       Adjustments. If, between the date of this Agreement and the Effective Date, the outstanding shares of FNB Shares shall have been changed into a different number of shares or a different class by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon shall be declared with a record date within such period, the number of FNB Shares to be issued and delivered in the Merger in exchange for each outstanding VCB Share shall be correspondingly adjusted.

               2.6       Treatment of VCB Stock Options.

                           (a)        VCB and its Board of Directors and management shall take any and all actions as may be necessary or appropriate such that immediately prior to the Effective Date, each person holding one or more in-the-money options to purchase VCB Shares, whether or not vested (“VCB Option” or “VCB Options”), pursuant to the Valley Community Bank 1998 Employee Stock Option Plan, the Valley Community Bank 1998 Directors’ Stock Option Plan, and the Valley Community Bank 2009 Omnibus Equity Incentive Compensation Plan, each as amended to the date of this Agreement (together, the “VCB Stock Option Plans”) shall be entitled to receive, in lieu of each share of VCB common stock that would otherwise have been issuable upon exercise thereof, an amount in cash, without interest, equal to $3.00 minus the exercise price per share with respect to the corresponding VCB Option. Any payments pursuant to this Section 2.6(a) shall take place only after the satisfaction or fulfillment or waiver of the conditions contained in Articles 7 and 8. VCB shall collect in cash (and timely pay) all applicable withholding and payroll taxes with respect to such options and shall comply with all payroll reporting requirements with respect thereto.

                           (b)        At the Effective Time of the Merger, subject to paragraph (a) of this Section 2.6, each VCB Option, whether or not then vested or exercisable and whether or not in-the-money or out-of-the-money, shall be cancelled and be of no further effect, and any rights to purchase shares of VCB Shares shall also terminate and be of no further force or effect from and after the Effective Time of the Merger. At any time prior to the Effective Time of the Merger and from time to time as may be requested by FNB, VCB shall make commercially reasonable efforts to obtain, and to provide to FNB, a statement signed by each holder of a VCB Option, confirming the number of VCB Options held, the treatment of such VCB Options expected by such holder and the holder’s waiver, release and settlement of the rights associated with such VCB Options. VCB, its Board of Directors and its management shall adopt all resolutions and take any and all actions which are necessary in order to give effect to the provisions of this Section 2.6.

               2.7       Delivery of Preferred Stock Merger Consideration. At the Effective Time of the Merger, the cash representing shares of VCB Series A Preferred Stock and VCB Series B Preferred Stock shall be delivered to the holders thereof in accordance with the terms of the EJF Agreement and the Dunhill Agreement.

               2.8       Dissenting Shareholders. In accordance with Section 215a and Chapter 13 of the California General Corporation Law (“CGCL”), any VCB Shares held by a “dissenting shareholder” within the meaning of Chapter 13 of the CGCL, which have not been withdrawn or caused to lose their status as “dissenting shares,” shall not be converted into FNB Shares but shall, after the Effective Time of the Merger, be entitled only to such rights as are provided to a dissenting shareholder under Chapter 13 of the CGCL and shall have no other rights under this Agreement or as a shareholder of FNB.

ARTICLE 3

COVENANTS OF THE PARTIES

               3.1       Covenants of FNB. During the period from the date of this Agreement and continuing until the Effective Time of the Merger, except as expressly contemplated or permitted by this Agreement or to the extent that VCB shall otherwise consent in writing, which consent will not be unreasonably withheld or delayed more than three (3) business days after the request for consent is delivered:

                           (a)        Articles and Bylaws of Resulting Bank. The Articles of Association and Bylaws of FNBNC in effect immediately prior to the Effective Time of the Merger shall be the Articles of Association and Bylaws of the Resulting Bank and the name of the Resulting Bank shall be “First National Bank of Northern California.”

                           (b)        Directors of Resulting Bank. The then existing directors of FNBNC shall continue to serve as the Board of Directors of the Resulting Bank from and after the Effective Time of the Merger.

                           (c)        Reservation, Issuance and Qualification of FNB Shares. FNB shall reserve for issuance in connection with the Merger and in accordance with the terms of this Agreement (i) a number of FNB Shares sufficient to complete the exchange of FNB Shares for the outstanding VCB Shares pursuant to the provisions of Section 2.1 at or after the Effective Time of the Merger. FNB shall cause the issuance of such FNB Shares to be qualified under the California Corporate Securities Law of 1968, in accordance with a permit to be issued by the Commissioner after a fairness hearing, so that such FNB Shares shall be exempted securities under the 1933 Act, as provided in Article 6 hereof.

                           (d)        OTC Bulletin Board and OTCQB. FNB shall take all necessary action to have the FNB Shares issued pursuant to this Agreement eligible for quotation on the OTC Bulletin Board and the OTCQB marketplace, effective as soon as practicable following the Effective Time of the Merger.

                           (e)        Director and Officer Indemnification and Insurance.

                                        (i)        For a period of four (4) years (or three (3) years if insurance coverage under subparagraph (ii) below is not available for four (4) years) after the Effective Date, FNB shall provide indemnification to the present and former directors, officers, employees and agents of VCB (each, an “Indemnified Party”) to the fullest extent permitted by Section 317 of the California Corporations Code and VCB’s Articles of Incorporation and Bylaws as in effect on the date hereof in respect of matters existing or occurring prior to the Effective Date or after the Effective Date and based on or pertaining to the fact of the Indemnified Party’s service or services as directors, officers, employees or agents of VCB. The parties hereto agree to cooperate and use their reasonable best efforts to defend against and respond to any such claim, action, suit, proceeding or investigation. Without limiting the foregoing, in any case in which approval by FNB is required to effectuate any indemnification, FNB may, in lieu thereof, elect that the determination of any such approval shall be made by independent counsel selected by FNB and approved by the Indemnified Party.

                                        (ii)       At or prior to the Effective Date, FNB shall use its reasonable efforts (and VCB shall cooperate prior to the Effective Date in these efforts) to purchase a non-rescindable extended reporting period for Seller’s existing directors’ and officers’ liability insurance policy with a duration of at least four (4) years after the Effective Date, or a duration of three (3) years if a duration of four (4) years would not be available (provided that, FNB may substitute therefore (x) policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous, or (y) with the consent of VCB given prior to the Effective Date, any other policy) with respect to claims arising from facts or events which occurred prior to the Effective Date and covering persons who are currently covered by such insurance; provided, however, that in any case FNB shall not be obligated to make annual premium payments for such a four-year (or three-year) period in respect of such policy (or coverage replacing such policy) which exceed, for the portion related to VCB’s directors and officers, 150% of the annual premium payments on VCB’s current policy in effect as of the date of this Agreement (the “Maximum Amount”). If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, FNB shall use its reasonable efforts to maintain the most advantageous policies of directors’ and officers’ liability insurance obtainable for a premium equal to the Maximum Amount.

                                        (iii)       Any Indemnified Party wishing to claim indemnification under paragraph (i) of this Section 3.1(e), upon learning of any such liability or litigation, shall promptly notify FNB thereof; provided, that failure to provide such notice shall not relieve FNB of its obligations pursuant to this Section unless such failure materially prejudices FNB. In the event of any such litigation (whether arising before or after the Effective Date), FNB shall have the right to assume the defense thereof and FNB shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if FNB elects not to assume such defense or counsel for the Indemnified Parties advises that there are substantive issues which raise conflicts of interest between FNB and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and FNB shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefore are received; provided, that FNB shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law. FNB shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld or delayed).

                                        (iv)      In those instances in which an Indemnified Party is entitled to indemnification pursuant to this Section 3.1(e), FNB shall also pay or reimburse the reasonable expenses incurred by such Indemnified Party in advance of the final disposition of the underlying claim, action, suit, proceeding, or investigation, provided that (w) such expenses are directly related to the claim, action, suit, proceeding, or investigation, (x) the Indemnified Party provides FNB with prompt notice of the claim, action, suit, proceeding, or investigation as required by Section 3.1(e)(ii) above, (y) the Indemnified Party furnishes FNB with a written affirmation of the Indemnified Party’s good faith belief that the Indemnified Party has met the standard for indemnification, and (z) the Indemnified Party furnishes FNB with a written undertaking, executed by the Indemnified Party personally or on the Indemnified Party’s behalf, to repay any such expenses paid or reimbursed by FNB if it is ultimately determined that the Indemnified Party is not entitled to indemnification.

                                        (v)       Any indemnification payments made pursuant to this Section 3.1(e) are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act (12 U.S.C. § 1828(k)) and the regulations promulgated thereunder by the FDIC (12 C.F.R. Part 359).

                                        (vi)      If FNB or any successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any entity, then and in each case, proper provision shall be made so that the successors and assigns of FNB shall assume the obligations set forth in this Section 3.1(e).

                                        (vii)     The provisions of this Section 3.1(e) are intended to be for the benefit of and shall be enforceable by, each Indemnified Party during his or her lifetime and thereafter in accordance with the laws of descent and distribution.

                           (f)         Shareholder Actions. In its capacity as the sole shareholder of FNBNC, FNB shall use its best efforts to facilitate as expeditiously as possible the receipt of all Government Approvals as may be required of FNB and FNBNC relative to the Merger. As soon as practicable after VCB shareholder approval of the Merger and all Government Approvals have been obtained, FNB shall cause FNBNC to execute and deliver the Merger Agreement.

               3.2       Covenants of VCB. During the period from the date of this Agreement and continuing until the Effective Time of the Merger, except as expressly contemplated or permitted by this Agreement or to the extent that FNB shall otherwise consent in writing, which consent will not be unreasonably withheld or delayed more than three (3) business days after the request for consent is delivered:

                           (a)        Approval by VCB Shareholders. VCB shall cause the principal terms of the Merger to be submitted to its shareholders for approval at a meeting to be called and held in accordance with its bylaws and applicable law. Subject to continuing fiduciary duties to its shareholders, the Board of Directors of VCB, in authorizing the execution and delivery of this Agreement, shall unanimously recommend that the principal terms of the Merger be approved by its shareholders. In connection with the call of such meeting, VCB shall cause the Proxy Statement/Prospectus described in Article 6 of this Agreement to be mailed to its shareholders. Subject to its continuing fiduciary duty to the shareholders of VCB, the Board of Directors of VCB shall, at all times prior to and during such meeting of its shareholders, recommend that this Agreement and the principal terms of the Merger be approved and, subject to such duty, use its reasonable best efforts to cause such approval to be obtained by the favorable vote or consent of the holders of not less than two-thirds (2/3) of the VCB Shares. In addition to the solicitation of proxies by use of the mail, VCB directors and officers will solicit proxies by telephone, Internet or personal interview and VCB will also engage (at its expense) the services of a proxy solicitation firm to assist in the solicitation of proxies, with the common goal of achieving a favorable two-thirds (2/3) vote.

                           (b)        Termination of VCB Stock Option Plans. VCB shall take all necessary action to cause the termination of the VCB Stock Option Plans and the cancellation of all VCB Options outstanding thereunder as of the Effective Time of the Merger, as described in Section 2.6.

                           (c)        Termination of VCB Employee Plans. Unless and to the extent FNB may request otherwise, VCB shall take all necessary action to cause the termination of the Valley Community Bank 401(k) Savings Plan (the “VCB Savings Plan”) and all of the other VCB Employee Plans (as defined in Section 4.14) immediately prior to the Effective Date.

                           (d)        Capital Commitments and Expenditures. After the execution of this Agreement, no new capital commitments shall be entered into, and no capital expenditures shall be made by VCB, including but not limited to the creation of any new branches and acquisitions or leases of real property, except commitments or expenditures within existing operating and capital budgets heretofore furnished to and approved in writing by FNB.

                           (e)        Compensation. VCB shall not make or approve any increase in the compensation payable or to become payable by it to any of its directors, officers, employees or agents (including but not limited to compensation through any profit sharing, pension, retirement, severance, incentive or other employee benefit program or arrangement other than compensation related to a VCB Savings Plan contribution for 2014 which is consistent with the amount contributed for 2013), nor shall any bonus payment or any agreement or commitment to make a bonus payment be made, nor shall any stock option, warrant or other right to acquire capital stock be granted, or employment agreement (other than any such employment agreement that may arise by operation of law upon the hiring of any new employee) or consulting agreement be entered into by VCB with any such directors, officers, employees or agents unless FNB has given its prior written consent. Nothing herein shall prevent the payment to officers and employees of VCB of regular salary increases, consistent with past practices in connection with regular salary reviews or bonuses consistent with past practices, as heretofore disclosed by VCB to FNB.

                           (f)         Loans. VCB shall not, without first having obtained the written consent of FNB (which shall be deemed to have been given if no response is provided following written (including by e-mail) request therefor within one (1) business day of receipt of such request for extensions of credit of less than Two Hundred Fifty Thousand Dollars ($250,000), or three (3) business days of receipt of such request for larger extensions of credit), cause, allow, or suffer its officers or agents to commit to any loan or renewal which does not comply in all material respects with its credit policies in effect and as disclosed and provided to FNB prior to the date of this Agreement, provided, however, that all new and renewed stand-alone extensions of credit over (i) One Hundred Thousand Dollars ($100,000) for non-real estate secured loans and all unsecured loans and (ii) Two Hundred Fifty Thousand Dollars ($250,000) for real estate secured loans, except for conforming FHLMC and FNMA loans, shall be subject to such prior written consent (including the provisions for deemed consent following notice).

                           (g)        Certain Notices. VCB shall notify FNB within five (5) business days in writing upon the occurrence of any of the following: (i) the classification of any loan as “Non-Accrual,” “Watch,” “Other Assets Specially Mentioned,” “Substandard,” “Doubtful” or “Loss”; or (ii) the filing or commencement of any legal action or other proceeding or investigation against VCB or any director or executive officer of VCB.

                           (h)        Loan Review. Until the Effective Date, VCB will submit to FNB upon request (but not less often than monthly) a list of loans that may reasonably be described as or are included in any of the following categories or specifications: (i) any new stand-alone extension of credit, (ii) any restructured loan, regardless of amount, (iii) any renewal or upgrade or other change in status of an existing loan, and (iv) any renewal of an existing loan previously classified by management or internal policy or procedure of VCB, or by any outside review examiner, accountant or any bank regulatory authority as “Non-Accrual,” “Watch,” “Other Assets Specially Mentioned,” “Substandard,” “Doubtful,” or “Loss,” or classified using categories or words with similar import. VCB will provide to FNB a copy of the loan approval/credit write-up and supporting information on any loan described in subsections (i), (ii), (iii) or (iv) above at the time of delivery of such list of loans. Copies of such supporting information shall be returned to VCB within seven (7) days of receipt.

                           (i)         Loan Provision. VCB shall maintain adequate reserves for loan losses. Without limiting the generality of the foregoing, each month following the date of this Agreement through the Effective Date, VCB shall expense as a provision to its allowance for loan losses, such amount as may be required by the written loan loss policy and procedures adopted by the Board of Directors of VCB and provided to FNB prior to the date of this Agreement.

                           (j)         Dividends and Changes in Capital. During the period from the date hereof and continuing until the earlier of the termination of this Agreement and the Effective Time of the Merger, VCB shall not declare, set aside or pay any dividend or other distribution in respect of its common stock (including, without limitation, any stock dividend or distribution), nor split, combine or reclassify any shares of its capital stock or issue, authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock except upon the exercise or fulfillment of VCB Stock Options issued and outstanding as of the date of this Agreement pursuant to VCB Stock Option Plans in accordance with their present terms; or repurchase, redeem or otherwise acquire (except in partial or complete satisfaction of debts previously contracted or upon the forfeiture of outstanding restricted stock or the exercise or fulfillment of VCB Stock Options) any shares of the capital stock of VCB or any securities convertible into or exercisable for any shares of the capital stock of VCB.

                           (k)        Merger or Solicitation.

                                        (i)        Subject to the continuing fiduciary duty of the Board of Directors of VCB to its shareholders, prior to the Effective Time of the Merger, VCB shall not effect or agree to effect or enter into a transaction or series of transactions with one or more third persons, groups or entities providing for the acquisition of all or a substantial part of VCB or its subsidiaries, whether by way of merger, exchange of stock, sale of assets, or otherwise (“Business Combination”), acquire or agree to acquire any of its own capital stock or the capital stock or asset (except in a fiduciary capacity or in the Ordinary Course of Business) of any other entity, or commence any proceedings for winding up and dissolution affecting either of them.

                                        (ii)       Subject to the continuing fiduciary duty of the Board of Directors of VCB to its shareholders, prior to the Effective Time of the Merger, neither VCB nor any of its officers, directors or affiliates, nor any investment banker, attorney, accountant or other agent, advisor or representative retained by VCB shall (a) solicit or encourage, directly or indirectly, any inquiries, discussions or proposals for, continue, propose or enter into discussions or negotiations looking toward, or enter into any agreement or understanding providing for, any Business Combination with any third party; or (b) disclose, directly or indirectly, any nonpublic information to any corporation, partnership, person or other entity or group concerning VCB’s business and properties or afford any such other party access to its properties, books or records or otherwise assist or encourage any such other party in connection with the foregoing, or (c) furnish or cause to be furnished any information concerning its business, financial condition, operations, properties or prospects to another person, having any actual or prospective role with respect to any such Business Combination.

                                        (iii)      VCB shall notify FNB immediately of the details of any indication of interest of any person, corporation, firm, association or group to acquire by any means a controlling interest in VCB or to engage in any Business Combination with VCB.

                                        (iv)      Notwithstanding anything to the contrary contained in this Agreement, in the event the Board of Directors of VCB receives a bona fide unsolicited offer for a Business Combination of VCB with another entity, and reasonably determines, upon advice of counsel, that as a result of such offer, any duty to act or to refrain from doing any act pursuant to this Agreement is inconsistent with the continuing fiduciary duties of the Board of Directors to its shareholders, subject to the provisions of this Agreement including, without limitation, payment of the termination fee specified in Section 10.5(b) and the rights accorded to FNB under Section 10.5(b) which shall remain in effect, such duty to act or to refrain from doing any act shall be excused and such failure to act or refrain from doing any act shall not (a) constitute the failure of any condition, breach of any covenant or otherwise constitute any breach of this Agreement, or (b) create any claim or cause of action asserting any liability against any member of the Board of Directors of VCB.

                           (l)         Execute Merger Agreement. As soon as practicable after receipt of approval by the VCB shareholders and all Government Approvals, VCB shall execute and deliver the Merger Agreement.

                           (m)       Merger Integration. Notwithstanding that VCB believes that it has established all allowances and taken all provisions for losses required by GAAP and applicable Laws, VCB recognizes that FNBNC may have adopted different loan, accrual and allowance policies (including loan classifications and levels of allowances for losses). In that regard and in general from and after the date of this Agreement to the Effective Time of the Merger, VCB and FNBNC shall consult and cooperate with each other in order to formulate the plan of integration for the Merger, including, among other things, with respect to conforming, immediately prior to the Effective Time of the Merger, based upon such consultation, VCB’s loan, accrual and allowance policies to those policies of FNBNC to the extent consistent with GAAP, provided, however, that no such additional accruals and loss allowances will be required to be made more than two (2) business days prior to the Closing Date and only after all conditions under Articles 7 and 8 have been satisfied or waived.

                           (n)        Professional Fees and Expenses. VCB shall use its reasonable best efforts to cause final bills (or estimated final bills through the Effective Time of the Merger) for all fees and expenses for services rendered by accounting, investment banking, legal, tax and other advisors to VCB to be submitted to VCB at least five (5) Business Days prior to the Closing Date. VCB shall pay all such final bills or estimated final bills prior to the Effective Time of the Merger; provided, that any fees or expenses in excess of such estimated final bills, or which result from services rendered by any such advisors after the Effective Time of the Merger, shall be submitted to VCB in a supplemental bill and promptly paid by FNB upon receipt and confirmation thereof.

                           (o)        Shareholder Lists and Other Information. After execution hereof, VCB shall from time to time make available to FNB, upon request, a list of its shareholders and their addresses and such other information as FNB shall reasonably request regarding the ownership of VCB common stock.

               3.3       Mutual Covenants of FNB and VCB.

                           (a)        Government Approvals. Each party will use its best efforts in good faith to take or cause to be taken as promptly as practicable all such steps as shall be necessary to obtain (i) the prior approval of the Merger and the transactions contemplated pursuant to this Agreement and the Merger Agreement by the OCC under the Bank Merger Act, the Federal Deposit Insurance Corporation (the “FDIC”), the Board of Governors of the Federal Reserve System (the “FRB”), the Commissioner and the DBO, and (ii) all other such consents or approvals of government agencies and regulatory authorities as shall be required by law or otherwise desirable, and shall do any and all acts and things necessary or appropriate in order to cause the Merger to be consummated on the terms provided in the Agreement of Merger and this Agreement as promptly as practicable. All approvals referred to in this Section 3.3(a) are referred to in this Agreement as the “Government Approvals.”

                           (b)        Notification of Breach of Representations, Warranties and Covenants. Each party shall promptly give written notice to each other party upon becoming aware of the occurrence or impending or threatened occurrence of any event which would cause or constitute a breach of any of the representations, warranties, agreements or covenants of that party contained or referred to in the Merger Agreement or this Agreement and shall use its best efforts to prevent the same or to remedy the same promptly.

                           (c)         Financial Statements.

                                        (iii)      FNB and VCB have delivered or shall deliver to each other prior to the date hereof true and correct copies of (consolidated, as applicable) statements of income, changes in shareholders’ equity and, as applicable, statements of cash flows for the most recent fiscal quarter and for the fiscal years ended December 31, 2013, 2012, and 2011, and balance sheets as of the end of the most recent fiscal quarter and as of December 31, 2013, 2012, and 2011. Such financial statements at December 31, 2013, 2012 and 2011 have been audited by Moss Adams LLP, as independent public accountants for FNB during the relevant periods, and by Vavrinek, Trine, Day & Co., LLP, as independent public accountants for VCB during the relevant periods, and include or shall include an opinion of such accounting firm to the effect that such financial statements have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods covered by such financial statements and present fairly, in all material respects, the (consolidated, as applicable) financial position, results of operations and cash flows of each party at the dates indicated and for the periods then ending. The opinions of such accounting firm do not and shall not contain any qualifications.

                                        (iv)      FNB and VCB shall provide to each other, at or prior to the Effective Date, copies of all financial statements and proxy statements issued or to be issued to its shareholders and filed with the SEC or the FDIC between the date of this Agreement and the Effective Date. As of their respective filing dates, each of the documents described in the preceding sentence complied or shall comply in all material respects with all legal and regulatory requirements applicable thereto.

                           (d)        Conduct of Business in the Ordinary Course. Prior to the Effective Time of the Merger, FNB and VCB shall conduct their businesses (including in the case of FNB, the businesses of FNBNC) in the ordinary course as heretofore conducted. For purposes of this Agreement, the “Ordinary Course of Business” of each party shall consist of the banking and related businesses as presently conducted by it and its subsidiaries in compliance with customary safe and sound banking practices and applicable laws and regulations. Unless a party has given its previous written consent (which shall not be unreasonably withheld and shall be deemed to have been given if no response is provided following written request therefor within three (3) business days of receipt of such request) to any act or omission to the contrary, each party shall, and shall cause its subsidiaries to, until the Effective Date:

(A)	preserve its business and business organizations intact;

(B)	preserve the good will of customers and others having business relations with it and take no action that would impair the benefit to each party of the goodwill of it or the other benefits of the Merger;

(C)	consult with each party as to the making of any decisions or the taking of any actions in matters other than in the Ordinary Course of Business;

(D)	maintain its properties in customary repair, working order and condition (reasonable wear and tear excepted);

(E)	comply with all laws, regulations and decrees applicable to the conduct of its business;

(F)	use its best efforts to keep in force at not less than its present limits all policies of insurance (including deposit insurance of the FDIC) to the extent reasonably practicable in light of the prevailing market conditions in the insurance industry;

(G)	use its reasonable best commercial efforts to keep available the services of its present officers and employees (it being understood that each party shall have the right to terminate the employment of any of its officers or employees in accordance with its established employment procedures);

(H)	comply with all orders of and agreements or memoranda of understanding with respect to it made by or with, the OCC, FDIC, FRB, DBO or any other government agency or regulatory authority of competent jurisdiction, and promptly forward to each party all communications received from any such agency or authority that are not prohibited by such agency or authority from being so disclosed and inform each party of any material restrictions imposed by any government agency or regulatory authority on its business;

(I)	file in a timely manner (taking into account any extensions duly obtained) all reports, tax returns and other documents required to be filed with federal, state, local and other authorities;

(J)	conduct an environmental audit prior to foreclosure on any property concerning which it has knowledge that asbestos or asbestos-containing material, PCB’s or PCB-contaminated materials, any petroleum product, or hazardous substance or waste (as defined under any applicable environmental laws) was or is present, manufactured, recycled, reclaimed, released, stored, treated, or disposed of, and provide the results of such audit to and consult with each party regarding the significance of the audit prior to the foreclosure on any such property;

(K)	not sell, lease, pledge, assign, encumber or otherwise dispose of any of its assets except in the Ordinary Course of Business, for adequate value, without recourse and consistent with its customary practice;

(L)	not take any action with respect to its investments or risk management arrangements which are inconsistent with the policies established by its Board of Directors; and

(M)	not take any action to create, relocate or terminate the operations of any banking office or branch or to form any new subsidiary or affiliated entity.

                           (e)        Press Releases. No party to this Agreement shall issue any press release or written statement for general circulation relating to the Merger, this Agreement or the Merger Agreement unless previously provided to each other party for review and approval (which approval will not be unreasonably withheld or delayed) and each party shall cooperate with each other party in the development and distribution of all news releases and other public information disclosures with respect to the Merger, this Agreement or the Merger Agreement; provided that a party may, without the consent of each other party, make any disclosure with regard to the Merger, this Agreement or the Merger Agreement that it determines with advice of counsel is required under any applicable law or regulation.

                           (f)         Employee Plans. VCB understands and agrees that all VCB Employee Plans (as defined in Section 4.14) shall be terminated, frozen, modified or merged into the employee benefit plans of FNB on or at any time after the Effective Date, at the sole discretion and election of FNB (the “Benefits Termination Date”) in accordance with, and subject to, the terms of such plans and applicable laws and regulations and the provisions of the IRC, all as will be determined by FNB. Prior to the Benefits Termination Date, any former employees of VCB who may become employees of FNB or FNBNC (consistent with the provisions of paragraph (j) of this Section 3.3) will be afforded the same or substantially similar employee benefits as in effect at FNB for its other similarly situated employees prior to the Effective Date, including, but not limited to, medical insurance and 401(k) employer contributions. After the Benefits Termination Date, any former employees of VCB who may have accepted employment with FNB or FNBNC will be eligible to commence participation in the FNB Employee Plans, subject to their terms of employment and the scope of benefits then offered under the FNB Employee Plans.

                           (g)        Changes in Capital Stock. On or after the date hereof and at or prior to the Effective Time of the Merger, except with the prior written consent of each other party or as otherwise provided in this Agreement and the Merger Agreement, no party shall amend its Articles of Incorporation (or Articles of Association) or Bylaws; make any change in their respective authorized, issued or outstanding capital stock or any other equity security; issue, grant, sell, pledge, assign or otherwise encumber or dispose of, or purchase, redeem, retire or otherwise acquire (other than in a fiduciary capacity or in the satisfaction of debts previously contracted), shares of or securities convertible into, capital stock or other equity securities of their respective companies, or enter into any agreement, call or commitment of any character so to do; grant, award or issue any stock option, restricted stock or any other instrument relating to or right to acquire shares of their capital stock or other equity security; or agree to do any of the foregoing, except as expressly provided herein. Nothing herein shall prohibit the issuance of shares upon exercise of options granted under the FNB Stock Option Plans or the VCB Stock Option Plans and outstanding on the date of this Agreement.

                           (h)        Access to Properties, Books and Records; Confidentiality. Prior to the Effective Time of the Merger, each party shall give each other party and its counsel, independent accountants and agents, full access during normal business hours and upon reasonable request, to all of its properties (subject to the rights of tenants, if any), books, contracts, commitments and records including, but not limited to, the corporate, financial and operational records, papers, reports, instructions, procedures, tax returns and filings tax settlement letters, material contracts or commitments and correspondences (but excluding any documents or materials subject to the attorney-client privilege or related to consideration of the Merger), and shall allow each other party to make copies of such materials and shall furnish each other party with all such information concerning its affairs as each other party may reasonably request. Each party shall also use its best efforts to cause its independent accountants to make available to each other party, its accountants, counsel and other agents, to the extent reasonably requested in connection with such review, such independent accountants’ work papers and documentation relating to its work papers and its audits of the books and records of each party. The availability or actual delivery of such information about a party shall not affect the agreements, covenants, representations and warranties of any party contained in this Agreement and in the Merger Agreement. Each party shall use its best efforts to cause its officers, directors, employees, auditors, independent accountants and attorneys to cooperate with each other party in its reasonable requests for information. Each party shall treat as confidential all such information in the same manner as each party treats similar confidential information of its own, and if this Agreement is terminated, each party shall continue to treat all such information as confidential and to cause its employees to keep all such information confidential and shall return such documents theretofore delivered by each other party as each other party shall request, and shall use such information, or cause it to be used, solely for the purposes of evaluating and completing the transactions contemplated hereby; provided that each party may disclose any such information to the extent required by federal or state securities laws or otherwise required by any government agency or regulatory authority, or by generally accepted accounting principles. The foregoing confidentiality obligations shall not apply in respect of any information publicly available or to any information previously known to the party in question, the use of which is not otherwise restricted. Notwithstanding the foregoing, the parties agree to comply with the terms and provisions of that certain Mutual Non-Disclosure Agreement entered into between FNB and VCB dated January 6, 2014, and any inconsistency between the terms and provisions of that Mutual Non-Disclosure Agreement and the foregoing provisions shall be resolved in favor of the terms and provisions contained in the Mutual Non-Disclosure Agreement.

                           (i)         Loan Performance. From and after the date of this Agreement until the Effective Date, each FNBNC and VCB will provide to the other for review and monitoring purposes such reports and information as shall be determined by the Chief Credit Officers of FNBNC and VCB, respectively, in order to provide each other with adequate status reports on all loans classified or other assets specially mentioned as substandard, doubtful or loss, past due reports, non-accrual reports, loss reports and restructured loan reports monthly, and quarterly call reports submitted to regulators, if any.

                           (j)         Employees.

                                        (i)        Subject to the Closing (as defined in Article 9 hereof), at the request of FNB, VCB will terminate the employment of all of the VCB employees (including executive officers), effective as of the close of business on the business day immediately preceding the Closing Date. FNB shall have the right, but not the obligation, to offer, subject to FNB’s normal new employee screening procedures, new employment with FNB to any or all employees, effective as of the Closing Date. Any offers of employment made by FNB to any employee shall be made as soon as possible after all the consents, approvals and authorizations referred to in Sections 7.9 and 8.9 hereof have been obtained (and in no event less than ten (10) business days prior to the Closing Date). Such offers shall be made in person to each employee at a meeting at which representatives of FNB and VCB are present. With the written consent of the affected employees, FNB shall have access to that employee’s personnel files of VCB, including salary history, training and certification, performance evaluations, and disciplinary histories. Any employee who elects to accept employment with FNB will be an “at will” employee of FNB under the same conditions as FNB’s other employees. Any employees who may be offered employment with FNB shall be offered employment at base wages and salaries reasonably consistent with the wages and salaries currently being paid by FNB to its other employees. To the extent consistent with FNB’s existing structure for comparable positions and comparable officer titles and its current policies regarding officer titles, any employees who may be offered employment with FNB shall be offered positions with responsibilities and officer titles that are substantially comparable to those they held with VCB before the Closing Date. All employees who accept employment with FNB as of the Closing Date will be eligible to participate in the employee benefit plans and other fringe benefits of FNB on the same basis as such plans and benefits are offered to the other employees of FNB with comparable positions with FNB. FNB will credit such employees for their length of service with VCB for all purposes under each employee benefit plan and fringe benefit to be provided by FNB to such employees, based on the employment information provided to FNB by VCB.

                                        (ii)       Nothing in this Agreement shall confer on any VCB employee a right to continued employment or a right to be employed by FNB or FNBNC. Further, except as may otherwise be agreed between FNB or FNBNC and any employee who may be hired by FNB or FNBNC, nothing in this Agreement will be deemed to prevent or restrict in any way the rights of FNB and FNBNC to terminate, reassign, promote or demote any VCB employee at any time after the Closing Date or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment of any such VCB employee at any time after the Closing Date, at the discretion of FNB or FNBNC.

                                        (iii)      Any Non-Offer Employee shall be paid by FNB, within thirty (30) days after the Closing Date, as severance, an amount equal to the product of (i) such person’s weekly base salary, (ii) two, and (iii) the number of whole years of service such person has been employed by VCB; provided, however, that each Non-Offer Employee shall receive a severance payment in an amount not less than four (4) times such person’s weekly base salary and not more than twenty-six (26) times such person’s weekly base salary. Purchaser shall be entitled to withhold any applicable taxes from such severance payments. “Non-Offer Employee” as used herein means any person who (i) is an employee of VCB as of the date of this Agreement; (ii) is not listed in the VCB Disclosure Schedule as an excluded employee; (iii) is not offered employment by FNB or FNBNC with a salary at least equal to the salary provided to such person by VCB on the date of this Agreement; and (iv) is an employee of VCB immediately prior to the Effective Time (notwithstanding Section 3.3 (j)(i)). Any former employee of VCB who accepts employment with FNB or FNBNC but whose employment with FNB or FNBNC is terminated as a result of an elimination of such person’s position with FNB or FNBNC (and not as a result of actions or inactions by such person that give rise to a termination of employment for cause) within six (6) months of the Closing Date shall also be considered a Non-Offer Employee.

                           (k)        Assumption of Salary Continuation Agreements. VCB and FNB shall cooperate with each other and take any and all actions reasonably necessary or appropriate for FNB or FNBNC to assume and become responsible and liable for all liabilities and obligations of VCB, at the Effective Time of the Merger, in respect of the two (2) individual salary continuation agreements identified in the VCB Disclosure Schedule, copies of which have previously been provided to FNB.

                           (l)         Change in Control Agreements. VCB shall take any and all actions reasonably necessary or appropriate to (a) terminate the at-will employment of its Chief Executive Officer, its Chief Financial Officer and its Chief Credit Officer and (b) terminate (cancel) their individual Change in Control Agreements with VCB, all effective immediately prior to the Effective Time of the Merger. VCB acknowledges and agrees that termination of the employment of such executive officers and termination (cancellation) of their individual Change in Control Agreements will be conditions precedent to the obligations of FNB and FNBNC to consummate the Merger. In consideration of the foregoing, and provided that (x) all such executive officers have executed and delivered to FNB, concurrently with the execution and delivery of this Agreement, a Non-Solicitation and Confidentiality Agreement, effective as of the Effective Time of the Merger, and (y) all such executive officers have agreed to the termination (cancellation) of their Change in Control Agreements pursuant to individual termination agreements executed with VCB concurrently with the execution and delivery of this Agreement, each in form and substance reasonably acceptable to VCB and FNB and their respective legal counsel, and (z) all Government Approvals have been received, then, at the Closing, FNB shall pay (or cause FNBNC to pay) such executive officers the individual amounts specified in the VCB Disclosure Schedule, not to exceed $500,800 in the aggregate.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF VCB

               VCB represents and warrants to FNB that, except as set forth on a schedule (the “VCB Disclosure Schedule”) to be delivered to FNB concurrently with the execution and delivery of this Agreement, corresponding in number with the applicable section of this Agreement:

               4.1       Corporate Status and Power to Enter Into Agreements. (a) VCB is a banking corporation, duly organized and validly existing under California law, (b) subject to obtaining the Government Approvals and approval of the principal terms of the Merger by the VCB shareholders, VCB has all necessary corporate power to enter into this Agreement and the Merger Agreement and to carry out all of the terms and provisions hereof and thereof to be carried out by it, (c) VCB holds a currently valid license, issued by the DBO to engage in the commercial banking business in the State of California at the locations at which it is located and currently conducts business, and (d) except as previously disclosed to FNB and FNBNC, VCB is not subject to any directive, resolution, memorandum of understanding or order of the FDIC, the DBO or any other regulatory authority having jurisdiction over its business or any of its assets or properties. Neither the scope of the business of VCB nor the location of its properties requires VCB to be licensed to do business in any jurisdiction other than the State of California. VCB’s deposits are insured by the FDIC to the maximum extent permitted by applicable law and regulation.

               4.2       Articles, Bylaws, Books and Records. The copies of the Articles of Incorporation and Bylaws of VCB heretofore delivered to FNB are complete and accurate copies thereof as in effect on the date hereof. The minute books of VCB made available to FNB contain a complete and accurate record of all meetings of VCB’s Board of Directors (and committees thereof) and shareholders. The corporate books and records (including financial statements) of VCB fairly reflect the material transactions to which VCB is a party or by which its properties are subject or bound, and such books and records have been properly kept and maintained.

               4.3       Compliance With Laws, Regulations and Decrees. VCB (i) has the corporate power to own or lease its properties and to conduct its business as currently conducted, (ii) to its knowledge, has complied in all material respects with, and is not in material default of any laws, regulations, ordinances, orders or decrees applicable to the conduct of its business and the ownership of its properties, including but not limited to all federal and state laws (including but not limited to the Bank Secrecy Act), rules and regulations relating to the offer, sale or issuance of securities, and the operation of a commercial bank, other than where such noncompliance or default is not likely to result in a material limitation on the conduct of the business of VCB or is not likely to otherwise have a Material Adverse Effect on VCB, (iii) has not failed to file with the proper federal, state, local or other authorities any material report or other document required to be filed, and (iv) has all approvals, authorizations, consents, licenses, clearances and orders of, and has currently effective all registrations with, all government agencies and regulatory authorities which are necessary to the business and operations of VCB as now being conducted.

               4.4       Capitalization. As of the date of this Agreement, the authorized capital stock of VCB consists of 20,000,000 shares of VCB common stock, of which 1,878,866 shares are duly authorized, validly issued, fully paid and non-assessable and currently outstanding, and 10,000,000 shares of VCB preferred stock, of which 5,500 shares of Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series A (“Series A Preferred Stock”) and 275 shares of Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series B (“Series B Preferred Stock”) are issued and outstanding. Said outstanding shares of capital stock have been offered, sold and issued in compliance with all applicable securities laws. As of the date of this Agreement, there are outstanding options to purchase 220,050 shares of VCB common stock, at a weighted average exercise price of $7.87 per share, issued pursuant to the VCB Stock Option Plans. Said options were issued and, upon issuance in accordance with the terms of the outstanding options, said shares shall be issued, in compliance with all applicable securities laws. Otherwise, there are no outstanding (i) options, agreements, calls or commitments of any character which would obligate VCB to issue, sell, pledge, assign or otherwise encumber or dispose of, or to purchase, redeem or otherwise acquire, any VCB common stock or any other equity security of VCB, or (ii) warrants or options relating to, rights to acquire, or debt or equity securities convertible into, shares of VCB common stock or any other equity security of VCB.

               4.5       Trademarks and Trade Names. To the best of VCB’s knowledge, VCB (i) owns and has the exclusive right to use all trademarks, trade names, patents, copyrights, service marks, trade secrets or other intellectual property rights (collectively, “Intellectual Property Rights”) used in or necessary for the conduct of its business as now or heretofore conducted; and (ii) its Intellectual Property Rights are not infringing upon the intellectual property rights of any other person or entity. No claim is pending or threatened by any person or entity against or otherwise affecting the use by VCB of its Intellectual Property Rights and, to the knowledge of VCB, there is no valid basis for any such claim.

               4.6       Financial Statements, Regulatory Reports. No financial statement or other document provided or to be provided to FNB as required by Section 3.3(c) hereof, as of the date of such document, contained, or as to documents to be delivered after the date hereof, will contain, any untrue statement of a material fact, or, at the date thereof, omitted or will omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which such statements were or will be made, not misleading; provided, however, that information as of a later date shall be deemed to modify contrary information as of any earlier date. VCB has filed all material documents and reports required to be filed by it with the DBO and FDIC and any other government agency or regulatory authority having jurisdiction over its business, assets or properties. All such reports conform in all material respects with the requirements promulgated by such government agencies and regulatory authorities. All compliance or corrective action relating to VCB required by government agencies and regulatory authorities having jurisdiction over VCB has been taken. Except as disclosed in such statements, reports or documents, VCB has not received any notification, formally or informally, from any agency or department of any federal, state or local government or any regulatory authority or the staff thereof (i) asserting that it is not in compliance with any of the statutes, regulations or ordinances which such government or regulatory authority enforces, or (ii) threatening to revoke any license, franchise, permit or government authorization. VCB has paid all assessments made or imposed by any government agency. VCB has delivered to FNB copies of all annual management letters and opinions, and has made available to FNB for inspection all reviews, correspondence and other documents in the files of VCB prepared by certified public accountants engaged by VCB and delivered to VCB since December 31, 2013. The financial records of VCB have been, and are being and shall be, maintained in all material respects in accordance with all applicable legal and accounting requirements sufficient to insure that all transactions reflected therein are, in all material respects, executed in accordance with management’s general or specific authorization and recorded in conformity with generally accepted accounting principles at the time in effect. To the knowledge of VCB’s management, the data processing equipment, data transmission equipment, related peripheral equipment and software used by VCB in the operation of its business to generate and retrieve its financial records are adequate for the current needs of VCB.

               4.7       Tax Returns.

                           (a)        VCB has timely filed all federal, state, county, local and foreign tax returns required to be filed by it, including, without limitation, estimated tax, use tax, excise tax, real property and personal property tax reports and returns, employer’s withholding tax returns, other withholding tax returns and Federal Unemployment Tax Returns, and all other reports or other information required or requested to be filed by VCB, and each such return, report or other information was, when filed, complete and accurate in all material respects. VCB has paid all taxes, fees and other government charges, including any interest and penalties thereon, when they have become due, except those that are being contested in good faith, which contested matters have been disclosed to FNB. VCB has not been requested to give nor has it given any currently effective waivers extending the statutory period of limitation applicable to any tax return required to be filed by it for any period. There are no claims pending against VCB for any alleged deficiency in the payment of any taxes, and VCB does not know of any pending or threatened audits, investigations or claims for unpaid taxes or relating to any liability in respect of any taxes. There have been no events, including a change in ownership, that would result in a reappraisal and establishment of a new base-year full value for purposes of applicable provisions of the California Constitution, of any real property owned in whole or in part by VCB or to the best of VCB’s knowledge, of any real property leased by VCB.

                           (b)        VCB has made available to FNB for review copies of all its tax returns with respect to taxes payable to the United States of America and the State of California for the fiscal years ended 2009, 2010, 2011, 2012 and 2013 that have been filed with the respective taxing authority as of the date of this Agreement.

                           (c)        No consent has been filed relating to VCB pursuant to Section 341(f) of the IRC.

               4.8       Material Adverse Effect. Since December 31, 2013, there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

               4.9       No Undisclosed Liabilities. Except for items for which reserves have been established in the unaudited balance sheet of VCB as of the end of the most recent fiscal quarter, VCB has not incurred or discharged, and is not legally obligated with respect to, any indebtedness, liability (including, without limitation, a liability arising out of an indemnification, guarantee, hold harmless or similar arrangement) or obligation (accrued or contingent, whether due or to become due, and whether or not subordinated to the claims of its general creditors), other than as a result of operations in the Ordinary Course of Business after such date. No cash, stock or other dividend or any other distribution with respect to the VCB Shares has been declared, set aside or paid, nor have any of the VCB Shares been purchased, redeemed or otherwise acquired, directly or indirectly, by VCB.

               4.10     Properties and Leases.

                           (a)        VCB has good and marketable title, free and clear of all liens and encumbrances and the right of possession, subject to existing leaseholds, to all real properties and good title, free and clear of all liens and encumbrances, to all other property and assets, tangible and intangible, reflected in the unaudited balance sheet of VCB as of the end of the most recent fiscal quarter (except property held as lessee under leases disclosed in writing prior to the date hereof and except personal property sold or otherwise disposed of since the end of the most recent fiscal quarter, in the Ordinary Course of Business), except for (i) liens for taxes or assessments not delinquent, (ii) such other liens and encumbrances and imperfections of title as do not materially affect the value of such property as reflected in the VCB balance sheet as of the end of the most recent fiscal quarter, or as currently shown on the books and records of VCB and which do not interfere with or impair its present and continued use, or (iii) exceptions disclosed in title reports and preliminary title reports, copies of which have been provided to FNB. To the knowledge of VCB, all tangible properties of VCB conform in all material respects with all applicable ordinances, regulations and zoning laws. To the knowledge of VCB, all tangible properties of VCB are in a good state of maintenance and repair and are adequate for the current business of VCB. No properties of VCB, and, to the best of VCB’s knowledge, no properties in which VCB holds a collateral or contingent interest or purchase option, are the subject of any pending or threatened investigation, claim or proceeding relating to the use, storage or disposal on such property of or contamination of such property by any toxic or hazardous waste material or substance. To the best of VCB’s knowledge, VCB does not own, possess or have a collateral or contingent interest or purchase option in any properties or other assets which contain or have located within or thereon any hazardous or toxic waste material or substance unless the location of such hazardous or toxic waste material or other substance or its use thereon conforms in all material respects with all federal, state and local laws, rules, regulations or other provisions regulating the discharge of materials into the environment. As to any real property not owned or leased by VCB and held as security for a loan or in which VCB otherwise has an interest, VCB has not controlled, directed or participated in the operation or management of any such real property or any facilities or enterprise conducted thereon, such that it has become an owner or operator of such real property under applicable environmental laws.

                           (b)        All properties held by VCB under leases are held under valid, binding and enforceable leases, with such exceptions as are not material and do not interfere with the conduct of the business of VCB, and VCB enjoys quiet and peaceful possession of such leased property. VCB is not in material default in any respect under any material lease, agreement or obligation regarding its properties to which it is a party or by which it is bound.

                           (c)        Except as disclosed to FNB in writing, all of VCB’s rights and obligations under the leases referred to in paragraph (b) above do not require the consent of any other party to the consummation of the transactions contemplated by this Agreement and the Agreement of Merger. Where required, VCB shall obtain, prior to the Effective Date, the consents or estoppel agreements of such parties to such transactions.

               4.11     Material Contracts. Except as disclosed in the VCB Disclosure Schedule and excluding loans, lines of credit, loan commitments or letters of credit to which VCB is a party, VCB is not a party to or bound by any contract or other agreement made in the Ordinary Course of Business which involves aggregate future payments by or to VCB of more than Ten Thousand Dollars ($10,000) and which is made for a fixed period expiring more than one (1) year from the date hereof, and VCB is not a party to or bound by any agreement not made in the Ordinary Course of Business which is to be performed at or after the date hereof. Each of the contracts and agreements disclosed to FNB pursuant to this Section 4.11 is a legal and binding obligation (subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general applicability), and no breach or default (and no condition which, with notice or passage of time, or both, could become a breach or default) exists with respect thereto.

               4.12     Classified Loans. Except as disclosed in the VCB Disclosure Schedule, as of the date of this Agreement, there are no loans presently owned by VCB that have been classified by VCB management or VCB internal policy or procedure, any outside review examiner, accountant or any bank regulatory authority as “Non-Accrual,” “Watch,” “Other Assets Specially Mentioned,” “Substandard,” “Doubtful,” or “Loss” or classified using categories or words with similar import and all loans or portions thereof so classified have been reserved to the extent required. VCB regularly reviews and appropriately classifies their loans in accordance with all applicable legal and regulatory requirements and generally accepted banking practices. All loans and investments of VCB are legal, valid and binding obligations enforceable in accordance with their respective terms and are not subject to any setoffs, counterclaims or disputes (subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general applicability), except as disclosed in the VCB Disclosure Schedule or reserved for in the unaudited balance sheet of VCB as of the end of the most recent fiscal quarter, and were duly authorized under and made in compliance with applicable federal and state laws and regulations. VCB does not have any extensions of credit, investments, guarantees, indemnification agreements or commitments for the same (including without limitation commitments to issue letters of credit, to create acceptances, or to repurchase securities, federal funds or other assets) other than those documented on the books and records of VCB.

               4.13     No Restrictions on Investments. Except for pledges to secure public and trust deposits and repurchase agreements in the Ordinary Course of Business and securities classified as “held-to-maturity” as defined under SFAS No. 115, none of the investments reflected in the VCB balance sheet as of December 31, 2013, and none of the investments made by VCB since December 31, 2013, is subject to any restriction, whether contractual or statutory, which materially impairs the ability of VCB to freely dispose of such investment at any time.

               4.14     Employment Benefit Plans/ERISA.

                           (a)       VCB has provided to FNB an accurate list setting forth all bonus, incentive compensation, profit-sharing, pension, retirement, stock purchase, stock option, deferred compensation, severance, hospitalization, medical, dental, vision, group insurance, death benefit, disability and other fringe benefit plans, trust agreements, arrangements and commitments of VCB (including but not limited to any such plans, agreements, arrangements and commitments applicable to former employees or retired employees, or for which such persons are eligible) (collectively, “VCB Employee Plans”), if any, together with copies of all of the VCB Employee Plans that are documented and any and all contracts of employment, and has made available to FNB any Board of Directors’ minutes (or committee minutes) authorizing, approving or guaranteeing the VCB Employee Plans and contracts; and

                           (b)        All contributions, premiums or other payments due from VCB to (or under) the VCB Employee Plans through the end of the most recent fiscal quarter have been fully paid or adequately provided for on VCB’s audited financial statements for the year ended December 31, 2013, or unaudited financial statements as of the end of the most recent fiscal quarter. All accruals thereon (including, where appropriate, proportional accruals for partial periods) have been made in accordance with generally accepted accounting principles consistently applied on a reasonable basis; and

                           (c)        VCB has disclosed in writing to FNB the names of each director, officer and employee of VCB as of the date of this Agreement; and

                           (d)        The VCB Employee Plans have been administered where required in substantial compliance with ERISA, the IRC and the terms of the VCB Employee Plans, and there is no pending or threatened litigation relating to any of the VCB Employee Plans; and

                           (e)        Except as disclosed in the VCB Disclosure Schedule, VCB has not offered in the past health benefits for retired employees and has no intention to offer any additional health or other benefits for retired employees; and

                           (f)         Each VCB Employee Plan is in full force and effect, and neither VCB nor any other party thereto is in material default under any of them, and there have been no claims of default and there are no facts or conditions which if continued, or on notice, will result in a material default under the VCB Employee Plans; and

                           (g)        VCB has provided to FNB a list of all agreements or other understandings pursuant to which the consummation of the transactions contemplated hereby will (i) entitle any current or former employee or officer of VCB to severance pay, unemployment compensation or any other payment, or (ii) accelerate the time of payment or vesting or increase the amount of compensation due any such employee or officer.

               4.15     Collective Bargaining and Employment Agreements. VCB does not have any union or collective bargaining agreement or any agreement with any labor organization. Except as provided in this Agreement or as previously disclosed to FNB and FNBNC in writing, VCB does not have any written employment agreements, contracts or other agreements with any member of management, or any management or consultation agreement not terminable at will by VCB without liability. No contract or agreement has been requested by, or is under discussion by management with, any group of employees, any member of management or any other person. There are no material controversies pending between VCB and any current or former employees, and to the best of VCB’s knowledge, there are no efforts presently being made by any labor union seeking to organize any of such employees.

               4.16     Compensation of Officers and Employees. Except as disclosed in the VCB Disclosure Schedule, no officer or employee of VCB is receiving aggregate direct remuneration at a rate exceeding One Hundred Thousand Dollars ($100,000) per annum. There are no compensation agreements between VCB and any of its current executive officers (the President and Chief Executive Officer, the Chief Credit Officer and the Chief Financial Officer), other than individual salary continuation agreements, employment agreements, change in control agreements and term life and disability insurance, and their participation in the VCB Stock Option Plans and the VCB Employee Plans, including the VCB Savings Plan.

               4.17    Legal Actions and Proceedings. Except as disclosed in the VCB Disclosure Schedule, VCB is not a party to, or so far as known to it, threatened with, and to VCB’s knowledge, there is no reasonable basis for, any legal action or other proceeding or investigation before any court, any arbitrator of any kind or any government agency, and VCB is not subject to any potential adverse claim, the outcome of which could involve the payment or receipt by VCB of any amount in excess of Ten Thousand Dollars ($10,000), unless an insurer has agreed to defend against and pay the amount of any resulting liability without reservation, or, if any such legal action, proceeding, investigation or claim will not involve the payment by VCB of a monetary amount, which could reasonably be expected to have a Material Adverse Effect on VCB or its business or property or the transactions contemplated hereby. VCB has no knowledge of any pending or threatened claims or charges under the Community Reinvestment Act, before the Equal Employment Opportunity Commission, the California Department of Fair Housing and Economic Development, the California Unemployment Appeals Board, or any federal or state human relations commission or agency. There is no labor dispute, strike, slow-down or stoppage pending or, to the best of the knowledge of VCB, threatened against VCB.

               4.18     Regulatory Agreements. Except for the Consent Order, effective September 23, 2011, among VCB, the FDIC and the DBO, neither VCB nor any of its subsidiaries or affiliates is subject to any regulatory agreement with any governmental entity that materially restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has VCB or any of its subsidiaries or affiliates been advised by any governmental entity that it is considering issuing or requesting any regulatory agreement.

               4.19     State Takeover Laws; Articles of Incorporation. VCB and its Board of Directors have taken, or by the Effective Time of the Merger will have taken, all necessary action so that any applicable provisions of the takeover laws of California and any other state (and any comparable provisions of VCB’s Articles of Incorporation and Bylaws) do not and will not apply to this Agreement, the Merger or the transactions contemplated hereby or thereby.

               4.20     Environmental Matters. There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that reasonably could be expected to result in the imposition, on VCB or any of its subsidiaries or affiliates of any liability or obligation arising under environmental laws, pending or, to the knowledge of VCB, threatened against VCB or any of its subsidiaries or affiliates, which liability or obligation would have or would reasonably be expected to have a Material Adverse Effect on VCB. To the knowledge of VCB, there is no basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would have or would reasonably be expected to have a Material Adverse Effect on VCB. To the knowledge of VCB, during or prior to the period of (i) its ownership or operation of any of its current properties, (ii) its participation in the management of any property, or (iii) its holding of a security interest in any property, there were no releases or threatened releases of hazardous, toxic, radioactive or dangerous materials or other materials regulated under environmental laws in, on, under or affecting any such property which would reasonably be expected to have a Material Adverse Effect on VCB. Neither VCB nor any of its subsidiaries or affiliates is subject to any agreement, order, judgment, decree, letter or memorandum by or with any court, governmental authority, regulatory agency or with any third party imposing any material liability or obligation pursuant to or under any environmental laws that would have or would reasonably be expected to have a Material Adverse Effect on VCB.

               4.21     Execution and Delivery of the Agreement.

                           (a)        The execution and delivery of this Agreement and the Merger Agreement have been duly authorized by the Board of Directors of VCB and, when the principal terms of the Merger, this Agreement and the Merger Agreement have been duly approved by the affirmative vote of the holders of at least two-thirds (2/3) of the outstanding VCB Shares either at a meeting of shareholders duly called and held or by action taken without a meeting pursuant to the VCB Articles, Bylaws and California law, the Merger, this Agreement and the Merger Agreement will be duly and validly authorized by all necessary corporate action on the part of VCB.

                           (b)        This Agreement has been duly executed and delivered by VCB and (assuming due execution and delivery by FNB and FNBNC) constitutes a legal and binding obligation of VCB in accordance with its terms, and the Merger Agreement, upon its execution and delivery by VCB (after obtaining all applicable Government Approvals and assuming due execution and delivery by FNBNC) will constitute, a legal and binding obligation of VCB in accordance with its terms.

                           (c)        The execution and delivery by VCB of this Agreement and the Merger Agreement and the consummation of the transactions contemplated herein and in the Merger Agreement (i) do not violate any provision of the Articles of Incorporation or Bylaws of VCB, or violate in any material respect any provision of federal or state law or any government rule or regulation (assuming (A) receipt of the Government Approvals, (B) receipt of the requisite VCB shareholder approval referred to in Section 4.21(a) hereof, and (C) receipt of appropriate permits or approvals under state securities or “blue sky” laws, including a permit from the DBO after a fairness hearing as described in Article 6 hereof or, in the alternative, a registration statement on Form S-4 declared effective by the SEC), and (ii) do not require any consent of any person under, conflict in any material respect with or result in a material breach of, or accelerate the performance required by any of the terms of, any material debt instrument, lease, license, covenant, agreement or understanding to which VCB is a party or by which it is bound or any order, ruling, decree, judgment, arbitration award or stipulation to which VCB is subject, or constitute a material default thereunder or result in the creation of any lien, claim, security interest, encumbrance, charge, restriction or right of any third party of any kind whatsoever upon any of the properties or assets of VCB.

               4.22     Retention of Broker or Consultant. No broker, agent, finder, consultant or other party (other than legal, compliance, loan reviewers and accounting advisors) has been retained by VCB or is entitled to be paid based upon any agreements, arrangements or understandings made by VCB in connection with any of the transactions contemplated by this Agreement or the Merger Agreement, except that VCB has engaged the firm of Monroe Financial Partners, Inc. to act as its financial advisor and to render an opinion regarding the fairness of the Merger Consideration in the Merger, from a financial point of view, to VCB shareholders. VCB has provided FNB with a true and accurate copy of its agreement(s) with Monroe Financial Partners, Inc.

               4.23     Insurance. VCB is and continuously since its inception has been, insured with reputable insurers against all risks normally insured against by banks, and all of the insurance policies and bonds maintained by VCB are in full force and effect, VCB is not in default thereunder and all material claims thereunder have been filed in due and timely fashion. In the best judgment of the management of VCB, such insurance coverage is adequate for VCB. Since the end of the most recent fiscal quarter, there has not been any damage to, destruction of, or loss of any assets of VCB not covered by insurance that could reasonably be expected to have a Material Adverse Effect on the business, financial condition, properties, assets or results of operations of VCB.

               4.24     Loan Loss Reserves. The VCB loan loss reserve shall be adequate to cover the risk identified in the loan portfolio based on VCB’s policy and methodology, which has been previously provided to FNB.

               4.25     Transactions With Affiliates. Except in the Ordinary Course of Business, VCB has not extended credit, committed itself to extend credit, or transferred any asset to or assumed or guaranteed any liability of the employees or directors of VCB, or to any spouse or child of any of them, or to any of their “affiliates” or “associates” as such terms are defined in Rule 405 under the 1933 Act. VCB has not entered into any other transactions with the employees or directors of VCB or any spouse or child of any of them, or any of their affiliates or associates, except as disclosed in writing to FNB. Any such transactions have been on terms no less favorable to VCB than those which would prevail in an arms-length transaction with an independent third party. VCB has not violated any applicable regulation of any government agency or regulatory authority having jurisdiction over VCB in connection with any such transactions described in this subsection.

               4.26     Risk Management Instruments. All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for VCB’s own account, or for the account of its customers (all of which are listed on the VCB Disclosure Schedule), if any, were entered into in accordance with prudent business practices and all applicable laws, rules, regulations and regulatory policies and with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of VCB, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and are in full force and effect. Neither VCB, nor to VCB’s knowledge, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.

               4.27     Information in Proxy Statement/Prospectus. The information pertaining to VCB which has been or will be furnished to FNB by or on behalf of VCB for inclusion in the Proxy Statement/Prospectus to be provided to the shareholders of VCB, or in the applications to be filed to obtain the Government Approvals (the “Applications”), does not and will not contain any untrue statement of any material fact or omit or will omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that information of a later date shall be deemed to modify contrary information as of an earlier date. All financial statements of VCB included in or accompanying the Proxy Statement/Prospectus to be provided to the shareholders of VCB, or the Applications, will present fairly the financial condition and results of operations of VCB at the dates and for the periods covered by such statements in accordance with generally accepted accounting principles consistently applied throughout the periods covered by such statements. VCB shall promptly advise FNB in writing if, at any time prior to the Effective Time of the Merger, VCB shall obtain knowledge of any facts that would make it necessary to amend or supplement the Proxy Statement/Prospectus provided to the shareholders of VCB or any Application, in order to make the statements therein not misleading or to comply with applicable laws and regulations.

               4.28     Community Reinvestment Act Compliance. VCB is in substantial compliance with the applicable provisions of the Community Reinvestment Act of 1977 and the regulations promulgated thereunder (collectively, the “CRA”) and has received a CRA rating of “satisfactory” from the FDIC in its most recent examination, and VCB has no knowledge of the existence of any fact or circumstance or set of facts or circumstances which could be reasonably expected to result in VCB failing to be in substantial compliance with such provisions or having its current rating lowered.

               4.29     Accuracy and Effective Date of Representations and Warranties, Covenants and Agreements. Each representation, warranty, covenant and agreement of VCB set forth in this Agreement shall be deemed to be made on and as of the date hereof (except to the extent that a representation or warranty is qualified as set forth in the VCB Disclosure Schedule in a section corresponding in number with the applicable section of such representation or warranty), the Closing Date and the Effective Time of the Merger. No representation or warranty by VCB, and no statement by VCB in any certificate, agreement, schedule or other document furnished or to be furnished in connection with the transactions contemplated by this Agreement or the Merger Agreement, was or will be inaccurate, incomplete or incorrect in any material respect as of the date furnished or contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make such representation, warranty or statement not misleading to FNB.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF FNB

               In the following representations and warranties, all references to assets, liabilities, properties, rights, obligations, financial condition, operations, knowledge, information and other characteristics of FNB shall be deemed to include reference to those characteristics of FNB on a consolidated basis, except as the context otherwise indicates or requires. FNB represents and warrants to VCB that, except as set forth on a schedule (the “FNB Disclosure Schedule”) to be delivered to VCB concurrently with the execution and delivery of this Agreement, corresponding in number with the applicable section of this Agreement:

               5.1       Corporate Status and Power to Enter Into Agreements. (i) FNB is a corporation duly incorporated, validly existing and in good standing under California law and is a registered bank holding company under the Bank Holding Company Act of 1956, as amended, (ii) subject to obtaining the Government Approvals, FNB has all necessary corporate power to enter into this Agreement and the Merger Agreement and to carry out all of the terms and provisions hereof and thereof to be carried out by it, (iii) FNBNC is a national banking association and holds a national bank charter issued by the OCC to engage in the commercial banking business in the State of California at the locations at which it is located and currently conducts business, and (iv) neither FNB nor FNBNC is subject to any directive, resolution, memorandum of understanding or order of the OCC, FRB, FDIC, the DBO or any other regulatory authority having jurisdiction over its business or any of its assets or properties. Neither the scope of the business of FNB nor the location of its properties requires FNB or FNBNC to be licensed to do business in any jurisdiction other than the State of California. FNBNC’s deposits are insured by the FDIC to the maximum extent permitted by applicable law and regulation.

               5.2       Articles, Bylaws, Books and Records. The copies of the Articles of Incorporation and Bylaws of FNB and the Articles of Association and Bylaws of FNBNC heretofore delivered to VCB are complete and accurate copies thereof as in effect on the date hereof. The minute books of FNB made available to VCB contain a complete and accurate record of all meetings of FNB’s Board of Directors (and committees thereof) and shareholders. The corporate books and records (including financial statements) of FNB fairly reflect the material transactions to which FNB is a party or by which its properties are subject or bound, and such books and records have been properly kept and maintained.

               5.3       Compliance With Laws, Regulations and Decrees. FNB (i) has the corporate power to own or lease its properties and to conduct its business as currently conducted, (ii) to its knowledge, has complied in all material respects with, and is not in material default of any laws, regulations, ordinances, orders or decrees applicable to the conduct of its business and the ownership of its properties, including but not limited to all federal and state laws (including but not limited to the Bank Secrecy Act), rules and regulations relating to the offer, sale or issuance of securities, and the operation of a commercial bank, other than where such noncompliance or default is not likely to result in a material limitation on the conduct of the business of FNB or is not likely to otherwise have a Material Adverse Effect on FNB and FNBNC taken as a whole, (iii) have not failed to file with the proper federal, state, local or other authorities any material report or other document required to be filed, and (iv) have all approvals, authorizations, consents, licenses, clearances and orders of, and have currently effective all registrations with, all government agencies and regulatory authorities which are necessary to the business and operations of FNB and FNBNC as now being conducted.

               5.4       Capitalization. As of the date of this Agreement, the authorized capital stock of FNB consists of 10,000,000 shares of common stock, no par value, of which 4,023,446 shares are duly authorized, validly issued, fully paid and non-assessable and outstanding, and 5,000,000 shares of preferred stock of which no shares are outstanding. Said outstanding shares of capital stock have been offered, sold and issued in compliance with all applicable securities laws. As of the date of this Agreement, there are outstanding options to purchase 440,315 shares of FNB common stock, at a weighted average exercise price of $17.89 per share, issued pursuant to the FNB Bancorp Stock Option Plan (formerly the First National Bank of Northern California 1997 Stock Option Plan), the FNB Bancorp 2002 Stock Option Plan and the FNB Bancorp 2008 Stock Option Plan (together, “FNB Stock Option Plans”). Said options were issued and, upon issuance in accordance with the terms of the outstanding options said shares shall be issued, in compliance with all applicable securities laws. Otherwise, there are no outstanding (i) options, agreements, calls or commitments of any character which would obligate FNB to issue, sell, pledge, assign or otherwise encumber or dispose of, or to purchase, redeem or otherwise acquire, any FNB common stock or any other equity security of FNB, or (ii) warrants or options relating to, rights to acquire, or debt or equity securities convertible into, shares of FNB common stock or any other equity security of FNB. FNB owns all of the outstanding equity securities of FNBNC.

               5.5       Trademarks and Trade Names. To the best of FNB’s knowledge, FNB and FNBNC (i) own and have the exclusive right to use all Intellectual Property Rights used in or necessary for the conduct of their businesses as now or heretofore conducted; and (ii) their Intellectual Property Rights are not infringing upon the intellectual property rights of any other person or entity. No claim is pending or threatened by any person or entity against or otherwise affecting the use by FNB or FNBNC of their Intellectual Property Rights and, to the knowledge of FNB and FNBNC, there is no valid basis for any such claim.

               5.6       Financial Statements, Regulatory Reports. No financial statement or other document provided or to be provided to VCB as required by Section 3.3(c) hereof, as of the date of such document, contained, or as to documents to be delivered after the date hereof, will contain, any untrue statement of a material fact, or, at the date thereof, omitted or will omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which such statements were or will be made, not misleading; provided, however, that information as of a later date shall be deemed to modify contrary information as of any earlier date. FNB and FNBNC have filed all material documents and reports required to be filed by them with the Securities and Exchange Commission, OCC, FDIC, FRB, DBO and any other government agency or regulatory authority having jurisdiction over its business, assets or properties. All such reports conform in all material respects with the requirements promulgated by such government agencies and regulatory authorities. All compliance or corrective action relating to FNB and FNBNC required by government agencies and regulatory authorities having jurisdiction over FNB or FNBNC has been taken. Except as disclosed in such statements, reports or documents, neither FNB nor FNBNC has received any notification, formally or informally, from any agency or department of any federal, state or local government or any regulatory authority or the staff thereof (i) asserting that it is not in compliance with any of the statutes, regulations or ordinances which such government or regulatory authority enforces, or (ii) threatening to revoke any license, franchise, permit or government authorization. FNB and FNBNC have paid all assessments made or imposed by any government agency. FNB has delivered to VCB copies of all annual management letters and opinions, and has made available to VCB for inspection all reviews, correspondence and other documents in the files of FNB prepared by certified public accountants engaged by FNB and delivered to FNB since December 31, 2013. The financial records of FNB have been, and are being and shall be, maintained in all material respects in accordance with all applicable legal and accounting requirements sufficient to insure that all transactions reflected therein are, in all material respects, executed in accordance with management’s general or specific authorization and recorded in conformity with generally accepted accounting principles at the time in effect. To the knowledge of FNB’s management, the data processing equipment, data transmission equipment, related peripheral equipment and software used by FNB in the operation of its business to generate and retrieve its financial records are adequate for the current needs of FNB.

               5.7       Tax Returns.

                           (a)       FNB has timely filed all federal, state, county, local and foreign tax returns required to be filed by it, including, without limitation, estimated tax, use tax, excise tax, real property and personal property tax reports and returns, employer’s withholding tax returns, other withholding tax returns and Federal Unemployment Tax Returns, and all other reports or other information required or requested to be filed by FNB, and each such return, report or other information was, when filed, complete and accurate in all material respects. FNB has paid all taxes, fees and other government charges, including any interest and penalties thereon, when they have become due, except those that are being contested in good faith, which contested matters have been disclosed to VCB. FNB has not been requested to give nor has it given any currently effective waivers extending the statutory period of limitation applicable to any tax return required to be filed by it for any period. There are no claims pending against FNB for any alleged deficiency in the payment of any taxes, and FNB does not know of any pending or threatened audits, investigations or claims for unpaid taxes or relating to any liability in respect of any taxes. There have been no events, including a change in ownership, that would result in a reappraisal and establishment of a new base-year full value for purposes of applicable provisions of the California Constitution, of any real property owned in whole or in part by FNB or to the best of FNB’s knowledge, of any real property leased by FNB.

                           (b)        FNB has made available to VCB for review copies of all its tax returns with respect to taxes payable to the United States of America and the State of California for the fiscal years ended 2009, 2010, 2011, 2012 and 2013 that have been filed with the respective taxing authority as of the date of this Agreement.

                           (c)        No consent has been filed relating to FNB pursuant to Section 341(f) of the IRC.

               5.8       Material Adverse Effect. Since December 31, 2013, there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

               5.9       No Undisclosed Liabilities. Except for items for which reserves have been established in the unaudited balance sheet of FNB as of the end of the most recent fiscal quarter, FNB has not incurred or discharged, and is not legally obligated with respect to, any indebtedness, liability (including, without limitation, a liability arising out of an indemnification, guarantee, hold harmless or similar arrangement) or obligation (accrued or contingent, whether due or to become due, and whether or not subordinated to the claims of its general creditors), other than as a result of operations in the Ordinary Course of Business after such date. No agreement pursuant to which any loans or other assets have been or will be sold by FNB entitles the buyer of such loans or other assets, unless there is a material breach of a representation or covenant by FNB to cause FNB repurchase such loan or other asset or to pursue any other form of recourse against FNB. FNB has not knowingly made or shall make any representation or covenant in any such agreement that contained or shall contain any untrue statement of a material fact or omitted or shall omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which such representations and/or covenants were made or shall be made, not misleading.

               5.10     Properties and Leases.

                           (a)        Except as disclosed in the FNB Disclosure Schedule, FNB has good and marketable title, free and clear of all liens and encumbrances and the right of possession, subject to existing leaseholds, to all real properties and good title, free and clear of all liens and encumbrances, to all other property and assets, tangible and intangible, reflected in the unaudited balance sheet of FNB as of the end of the most recent fiscal quarter (except property held as lessee under leases disclosed in writing prior to the date hereof and except personal property sold or otherwise disposed of since the end of the most recent fiscal quarter, in the Ordinary Course of Business), except for (i) liens for taxes or assessments not delinquent, (ii) such other liens and encumbrances and imperfections of title as do not materially affect the value of such property as reflected in the FNB balance sheet as of the end of the most recent fiscal quarter, or as currently shown on the books and records of FNB and which do not interfere with or impair its present and continued use, or (iii) exceptions disclosed in title reports and preliminary title reports, copies of which have been provided to VCB. To the knowledge of FNB, all tangible properties of FNB and/or FNBNC conform in all material respects with all applicable ordinances, regulations and zoning laws. To the knowledge of FNB, all tangible properties of FNB and/or FNBNC are in a good state of maintenance and repair and are adequate for the current business of FNB. No properties of FNB and/or FNBNC, and, to the best of FNB’s knowledge, no properties in which FNB and/or FNBNC holds a collateral or contingent interest or purchase option, are the subject of any pending or threatened investigation, claim or proceeding relating to the use, storage or disposal on such property of or contamination of such property by any toxic or hazardous waste material or substance. To the best of FNB’s knowledge, FNB and/or FNBNC does not own, possess or have a collateral or contingent interest or purchase option in any properties or other assets which contain or have located within or thereon any hazardous or toxic waste material or substance unless the location of such hazardous or toxic waste material or other substance or its use thereon conforms in all material respects with all federal, state and local laws, rules, regulations or other provisions regulating the discharge of materials into the environment. As to any real property not owned or leased by FNB and/or FNBNC and held as security for a loan or in which FNB otherwise has an interest, FNB and/or FNBNC has not controlled, directed or participated in the operation or management of any such real property or any facilities or enterprise conducted thereon, such that it has become an owner or operator of such real property under applicable environmental laws.

                           (b)        All properties held by FNB and FNBNC under leases are held under valid, binding and enforceable leases, with such exceptions as are not material and do not interfere with the conduct of the business of FNB or FNBNC, and FNB or FNBNC enjoys the quiet and peaceful possession of such leased property. FNB and FNBNC are not in material default in any respect under any material lease, agreement or obligation regarding their properties to which they are a party or by which they are bound.

                           (c)        Except as disclosed to VCB in writing, all of FNB’s or FNBNC’s rights and obligations under the leases referred to in paragraph (b) above do not require the consent of any other party to the consummation of the transactions contemplated by this Agreement and the Merger Agreement. Where required, FNB shall obtain, prior to the Effective Date, the consents or estoppel agreements of such parties to such transactions.

               5.11     Material Contracts. Except as disclosed in the FNB Disclosure Schedule and excluding loans, lines of credit, loan commitments or letters of credit to which FNBNC is a party, FNB is not a party to or bound by any contract or other agreement made in the Ordinary Course of Business which involves aggregate future payments by or to FNB of more than Ten Thousand Dollars ($10,000) and which is made for a fixed period expiring more than one (1) year from the date hereof, and FNB is not a party to or bound by any agreement not made in the Ordinary Course of Business which is to be performed at or after the date hereof. Each of the contracts and agreements disclosed to VCB pursuant to this Section 5.11 is a legal and binding obligation (subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general applicability), and no breach or default (and no condition which, with notice or passage of time, or both, could become a breach or default) exists with respect thereto.

               5.12     Classified Loans. Except as disclosed in the FNB Disclosure Schedule, as of the date of this Agreement, there are no loans presently owned by FNBNC that have been classified by FNBNC’s management or FNBNC internal policy or procedure, any outside review examiner, accountant or any bank regulatory authority as “Non-Accrual,” “Watch,” “Other Assets Specially Mentioned,” “Substandard,” “Doubtful,” or “Loss” or classified using categories or words with similar import and all loans or portions thereof so classified have been reserved to the extent required. FNBNC regularly reviews and appropriately classifies its loans in accordance with all applicable legal and regulatory requirements and generally accepted banking practices. All loans and investments of FNBNC are legal, valid and binding obligations enforceable in accordance with their respective terms and are not subject to any setoffs, counterclaims or disputes (subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general applicability), except as disclosed in the FNB Disclosure Schedule or reserved for in the unaudited balance sheet of FNBNC as of the end of the most recent fiscal quarter, and were duly authorized under and made in compliance with applicable federal and state laws and regulations. FNBNC does not have any extensions of credit, investments, guarantees, indemnification agreements or commitments for the same (including without limitation commitments to issue letters of credit, to create acceptances, or to repurchase securities, federal funds or other assets) other than those documented on the books and records of FNBNC.

               5.13     No Restrictions on Investments. Except for pledges to secure public and trust deposits and repurchase agreements in the Ordinary Course of Business and securities classified as “held-to-maturity” as defined under SFAS No. 115, none of the investments reflected in the FNB balance sheet as of December 31, 2013, and none of the investments made by FNB since December 31, 2013, is subject to any restriction, whether contractual or statutory, which materially impairs the ability of FNB to freely dispose of such investment at any time.

               5.14     Employment Benefit Plans/ERISA.

                           (a)        FNB has provided to VCB an accurate list setting forth all bonus, incentive compensation, profit-sharing, pension, retirement, stock purchase, stock option, deferred compensation, severance, hospitalization, medical, dental, vision, group insurance, death benefit, disability and other fringe benefit plans, trust agreements, arrangements and commitments of FNB (including but not limited to any such plans, agreements, arrangements and commitments applicable to former employees or retired employees, or for which such persons are eligible) (collectively, “FNB Employee Plans”), if any, together with copies of all of the FNB Employee Plans that are documented and any and all contracts of employment, and has made available to VCB any Board of Directors’ minutes (or committee minutes) authorizing, approving or guaranteeing the FNB Employee Plans and contracts; and

                           (b)        All contributions, premiums or other payments due from FNB to (or under) the FNB Employee Plans through the end of the most recent fiscal quarter have been fully paid or adequately provided for on FNB’s audited financial statements for the year ended December 31, 2013, or FNB’s unaudited financial statements as of the end of the most recent fiscal quarter. All accruals thereon (including, where appropriate, proportional accruals for partial periods) have been made in accordance with generally accepted accounting principles consistently applied on a reasonable basis; and

                           (c)        The FNB Employee Plans have been administered where required in substantial compliance with ERISA, the IRC and the terms of the FNB Employee Plans, and there is no pending or threatened litigation relating to any FNB Employee Plan; and

                           (d)        Except as disclosed in the FNB Disclosure Schedule, FNB and FNBNC have not offered in the past health benefits for retired employees and have no intention to offer any additional health or other benefits for retired employees; and

                           (e)        Each FNB Employee Plan is in full force and effect, and none of FNB, FNBNC or any other party thereto is in material default under any of them, and there have been no claims of default and there are no facts or conditions which if continued, or on notice, will result in a material default under any of the FNB Employee Plans.

               5.15     Collective Bargaining and Employment Agreements. Except as disclosed in the FNB Disclosure Schedule, FNB and FNBNC do not have any union or collective bargaining or written employment agreements, contracts or other agreements with any labor organization or with any member of management, or any management or consultation agreement not terminable at will by FNB without liability and no such contract or agreement has been requested by, or is under discussion by management with, any group of employees, any member of management or any other person. There are no material controversies pending between FNB and any current or former employees, and to the best of FNB’s knowledge, there are no efforts presently being made by any labor union seeking to organize any of such employees.

               5.16     Legal Actions and Proceedings. Except as disclosed in the FNB Disclosure Schedule, FNB is not a party to, or so far as known to it, threatened with, and to FNB’s knowledge, there is no reasonable basis for, any legal action or other proceeding or investigation before any court, any arbitrator of any kind or any government agency, and FNB is not subject to any potential adverse claim, the outcome of which could involve the payment or receipt by FNB of any amount in excess of One Hundred Thousand Dollars ($100,000), unless an insurer has agreed to defend against and pay the amount of any resulting liability without reservation, or, if any such legal action, proceeding, investigation or claim will not involve the payment by FNB of a monetary amount, which could reasonably be expected to have a Material Adverse Effect on FNB or its business or property or the transactions contemplated hereby. FNB has no knowledge of any pending or threatened claims or charges under the Community Reinvestment Act, before the Equal Employment Opportunity Commission, the California Department of Fair Housing and Economic Development, the California Unemployment Appeals Board, or any federal or state human relations commission or agency. There is no labor dispute, strike, slow-down or stoppage pending or, to the best of the knowledge of FNB, threatened against FNB.

               5.17     Regulatory Agreements. Neither FNB, FNBNC, nor any of its subsidiaries or affiliates is subject to any regulatory agreement with any governmental entity that materially restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has FNB, FNBNC or any of its subsidiaries or affiliates been advised by any governmental entity that it is considering issuing or requesting any regulatory agreement.

               5.18     State Takeover Laws; Articles of Incorporation. FNB and FNBNC and their respective Boards of Directors have taken, or by the Effective Time of the Merger will have taken, all necessary action so that any applicable provisions of the takeover laws of California and any other state (and any comparable provisions of FNB’s Articles of Incorporation and Bylaws or FNBNC’s Articles of Association and Bylaws) do not and will not apply to this Agreement, the Merger or the transactions contemplated hereby or thereby.

               5.19     Environmental Matters. There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that reasonably could be expected to result in the imposition, on FNB, FNBNC, or any of their subsidiaries or affiliates of any liability or obligation arising under environmental laws, pending or, to the knowledge of FNB or FNBNC, threatened against FNB, FNBNC or any of its subsidiaries or affiliates, which liability or obligation would have or would reasonably be expected to have a Material Adverse Effect on FNB or FNBNC. To the knowledge of FNB or FNBNC, there is no basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would have or would reasonably be expected to have a Material Adverse Effect on FNB or FNBNC. To the knowledge of FNB or FNBNC, during or prior to the period of (i) its ownership or operation of any of its current properties, (ii) its participation in the management of any property, or (iii) its holding of a security interest in any property, there were no releases or threatened releases of hazardous, toxic, radioactive or dangerous materials or other materials regulated under environmental laws in, on, under or affecting any such property which would reasonably be expected to have a Material Adverse Effect on FNB or FNBNC. Neither FNB, FNBNC, nor any of their subsidiaries or affiliates is subject to any agreement, order, judgment, decree, letter or memorandum by or with any court, governmental authority, regulatory agency or with any third party imposing any material liability or obligation pursuant to or under any environmental laws that would have or would reasonably be expected to have a Material Adverse Effect on FNB or FNBNC.

               5.20     Execution and Delivery of the Agreement.

                           (a)        The execution and delivery of this Agreement and the Merger Agreement have been duly authorized by the Board of Directors of FNB and this Agreement and the Merger Agreement have been duly and validly authorized by all necessary corporate action on the part of FNB.

                           (b)        This Agreement has been duly executed and delivered by FNB and (assuming due execution and delivery by VCB) constitutes a legal and binding obligation of FNB in accordance with its terms, and the Merger Agreement, upon its execution and delivery by FNBNC (after obtaining all applicable Government Approvals and assuming due execution and delivery by VCB) will constitute, a legal and binding obligation of FNBNC in accordance with its terms.

                           (c)        The execution and delivery by FNB of this Agreement and the Merger Agreement and the consummation of the transactions contemplated herein and in the Merger Agreement (i) do not violate any provision of the Articles of Incorporation or Bylaws of FNB or violate in any material respect any provision of federal or state law or any government rule or regulation (assuming receipt of the Government Approvals and receipt of appropriate permits or approvals under state securities or “blue sky” laws, including a permit from the DBO after a fairness hearing as described in Article 6 hereof or, in the alternative, a registration statement on Form S-4 declared effective by the SEC, and (ii) do not require any consent of any person under, conflict in any material respect with or result in a material breach of, or accelerate the performance required by any of the terms of, any material debt instrument, lease, license, covenant, agreement or understanding to which FNB is a party or by which it is bound or any order, ruling, decree, judgment, arbitration award or stipulation to which FNB is subject, or constitute a material default thereunder or result in the creation of any lien, claim, security interest, encumbrance, charge, restriction or right of any third party of any kind whatsoever upon any of the properties or assets of FNB.

               5.21     Retention of Broker or Consultant. No broker, agent, finder, consultant or other party (other than legal, compliance, loan reviewers and accounting advisors) has been retained by FNB or is entitled to be paid based upon any agreements, arrangements or understandings made by FNB in connection with any of the transactions contemplated by this Agreement or the Merger Agreement, except that FNB has engaged the firm of Western Financial Corporation to act as its financial advisor and to render an opinion regarding the fairness of the Merger Consideration in the Merger, from a financial point of view, to FNB shareholders. FNB has provided VCB with a true and accurate copy of its agreement(s) with Western Financial Corporation.

               5.22     Insurance. FNB is and continuously since its inception has been, insured with reputable insurers against all risks normally insured against by bank holding companies and banks, and all of the insurance policies and bonds maintained by FNB are in full force and effect, FNB is not in default thereunder and all material claims thereunder have been filed in due and timely fashion. In the best judgment of the management of FNB, such insurance coverage is adequate for FNB. Since the end of the most recent fiscal quarter, there has not been any damage to, destruction of, or loss of any assets of FNB not covered by insurance that could reasonably be expected to have a Material Adverse Effect on the business, financial condition, properties, assets or results of operations of FNB.

               5.23     Loan Loss Reserves. The FNBNC loan loss reserve shall be adequate to cover the risk identified in the loan portfolio based on the FNBNC’s policy and methodology, which has been previously provided to VCB.

               5.24     Transactions With Affiliates. Except in the Ordinary Course of Business, FNB has not extended credit, committed itself to extend credit, or transferred any asset to or assumed or guaranteed any liability of the employees or directors of FNB, or to any spouse or child of any of them, or to any of their “affiliates” or “associates” as such terms are defined in Rule 405 under the 1933 Act. FNB has not entered into any other transactions with the employees or directors of FNB or any spouse or child of any of them, or any of their affiliates or associates, except as disclosed in writing to VCB. Any such transactions have been on terms no less favorable to FNB than those which would prevail in an arms-length transaction with an independent third party. FNB has not violated any applicable regulation of any government agency or regulatory authority having jurisdiction over FNB in connection with any such transactions described in this subsection.

               5.25     Risk Management Instruments. All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for FNB’s own account, or for the account of FNBNC or their customers (all of which are listed on the FNB Disclosure Schedule), if any, were entered into in accordance with prudent business practices and all applicable laws, rules, regulations and regulatory policies and with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of FNB or FNBNC, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and are in full force and effect. Neither FNB nor FNBNC, nor to the knowledge of FNB or FNBNC any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.

               5.26      Information in Proxy Statement/Prospectus. The information pertaining to FNB which has been or will be furnished to VCB by or on behalf of FNB for inclusion in the Proxy Statement/Prospectus to be provided to the shareholders of VCB, or in the applications to be filed to obtain the Government Approvals (the “Applications”), does not and will not contain any untrue statement of any material fact or omit or will omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that information of a later date shall be deemed to modify contrary information as of an earlier date. All financial statements of FNB included in or accompanying the Proxy Statement/Prospectus to be provided to the shareholders of VCB, or the Applications, will present fairly the financial condition and results of operations of FNB at the dates and for the periods covered by such statements in accordance with generally accepted accounting principles consistently applied throughout the periods covered by such statements. FNB shall promptly advise VCB in writing if, at any time prior to the Effective Time of the Merger, FNB shall obtain knowledge of any facts that would make it necessary to amend or supplement the Proxy Statement/Prospectus provided to the shareholders of VCB or any Application, in order to make the statements therein not misleading or to comply with applicable laws and regulations.

               5.27     Community Reinvestment Act Compliance. FNB is in substantial compliance with the applicable provisions of the CRA and has received a CRA rating of “satisfactory” from the OCC in its most recent examination, and neither FNB nor FNBNC has knowledge of the existence of any fact or circumstance or set of facts or circumstances which could be reasonably expected to result in FNB failing to be in substantial compliance with such provisions or having its current rating lowered.

               5.28     Accuracy and Effective Date of Representations and Warranties, Covenants and Agreements. Each representation, warranty, covenant and agreement of FNB set forth in this Agreement shall be deemed to be made on and as of the date hereof (except to the extent that a representation or warranty is qualified as set forth in the FNB Disclosure Schedule in a section corresponding in number with the applicable section of such representation or warranty), the Closing Date and the Effective Time of the Merger. No representation or warranty by FNB, and no statement by FNB in any certificate, agreement, schedule or other document furnished or to be furnished in connection with the transactions contemplated by this Agreement or the Merger Agreement, was or will be inaccurate, incomplete or incorrect in any material respect as of the date furnished or contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make such representation, warranty or statement not misleading to VCB.

ARTICLE 6

SECURITIES ACT OF 1933; CORPORATE SECURITIES LAW OF 1968

               6.1       Preparation and Filing of Permit Application. FNB and VCB contemplate that all FNB Shares exchanged for VCB Shares in the Merger shall be exempt from the 1933 Act under the provisions of Section 3(a)(10) of the 1933 Act. FNB shall promptly prepare and file an appropriate application with the Commissioner for a permit to issue and exchange securities as described in Section 25142 of the Corporations Code and as will be in compliance with the California Corporate Securities Law of 1968. Said permit shall approve the issuance of a sufficient number of FNB Shares to complete the exchange of VCB Shares for FNB Shares pursuant to Section 2.1 of this Agreement. FNB and VCB shall cooperate in all reasonable respects with regard to the preparation of a proxy statement and prospectus (the “Proxy Statement/Prospectus”) in preliminary form so it can be filed with the Commissioner for purposes of a permit application under Section 25142 of the Corporations Code. Upon issuance of a permit by the Commissioner, FNB and VCB shall promptly finalize the Proxy Statement/Prospectus for the purpose of submitting the principal terms of the Merger, this Agreement and the Merger Agreement to the shareholders of VCB for their approval. FNB and VCB shall each provide promptly to the other such information concerning its business and financial condition and affairs as may be required or appropriate for inclusion in the permit application or in the definitive Proxy Statement/Prospectus or other proxy materials, and shall cause its legal counsel, financial advisors and independent auditors to cooperate with the other party’s legal counsel, financial advisors and independent auditors in the preparation of the permit application and the Proxy Statement/Prospectus and any other proxy materials.

               6.2       Issuance of Permit. FNB and VCB shall use their best efforts to have the permit described in Section 25142 of the Corporations Code (and any necessary or appropriate amendments or supplements thereto) issued by the Commissioner under the California Corporate Securities Law of 1968 as soon as practicable, and thereafter FNB and VCB shall promptly distribute the Proxy Statement/Prospectus to holders of VCB Shares in accordance with applicable laws and the Articles of Incorporation and Bylaws of VCB.

               6.3       Sales and Resales of Common Stock. FNB shall not be required to prepare or file with the Commission any registration statement under the 1933 Act, or to prepare or file with the Commissioner any permit application under the California Corporate Securities Law of 1968, for the purpose of the sale or resale of the FNB Shares by any person.

               6.4       VCB Shareholder Voting. VCB shall cooperate and keep FNB informed regarding its solicitation efforts and the voting results following dissemination of the definitive Proxy Statement/Prospectus to the VCB shareholders. If at any time following the dissemination of the Proxy Statement/Prospectus, VCB reasonably determines in good faith that the requisite two-thirds (2/3) vote of the VCB shareholders in favor of this Agreement and the principal terms of the Merger is unlikely to be obtained, then prior to the vote having been taken, the VCB Board of Directors will consider whether to adjourn or postpone the meeting for up to forty-five (45) days in order to extend its proxy solicitation efforts and whether to employ the services of a special proxy solicitation agent. During any period of adjournment or postponement, VCB, in cooperation with FNB, will continue to use its reasonable best efforts to obtain the requisite shareholder approval.

ARTICLE 7

CONDITIONS TO THE OBLIGATIONS OF FNB

               The obligations of FNB under this Agreement are, at its option, subject to fulfillment at or prior to the Effective Time of the Merger of each of the following conditions; provided, however, that any one or more of such conditions may be waived by the Board of Directors of FNB at any time at or prior to the Effective Time of the Merger:

               7.1       Representations and Warranties. The representations and warranties of VCB in Section 4 hereof shall be true and correct on and as of the date of this Agreement, the Closing Date and the Effective Time of the Merger, with the same effect as though such representations and warranties had been made on and as of each such date or time except as to any representation or warranty which specifically relates to an earlier date or time, except for any violations or breaches of the representations and warranties that would not have a Material Adverse Effect.

               7.2       Compliance and Performance Under Agreement. VCB shall have performed and complied in all material respects with all terms, agreements, covenants and conditions of this Agreement and the Merger Agreement required to be performed or complied with by it at or prior to the Effective Time of the Merger.

               7.3       Material Adverse Effect. No change shall have occurred since the date of this Agreement in the business, financial condition, results of operations or assets of VCB which, in the reasonable judgment of FNB, would have, or is reasonably likely to have, a Material Adverse Effect on the business, financial condition, results of operations or assets of VCB.

               7.4       Approval of Merger and Agreements. The principal terms of the Merger, this Agreement and the Merger Agreement shall have been duly approved by the affirmative vote or consent of the holders of not less than two-thirds (2/3) of the outstanding VCB Shares.

               7.5       Officer’s Certificate. FNB shall have received a certificate, dated the Effective Date, signed on behalf of VCB by its President and Chief Executive Officer and its Chief Financial Officer, confirming the matters described in Sections 7.1 and 7.2 of this Agreement.

               7.6       Absence of Proceedings. No legal, administrative, arbitration, investigatory or other proceeding by any government agency or regulatory authority shall have been instituted or threatened to restrain or prohibit the Merger or the transactions contemplated by this Agreement.

               7.7       Issuance of Permit. The permit described in Section 6.2 of this Agreement (and any necessary or appropriate amendments or supplements thereto) shall have been issued by the Commissioner, after a hearing before the DBO upon the fairness of the terms and conditions of the issuance and exchange of FNB Shares for VCB Shares, no stop order denying effectiveness to, or suspending or revoking the effectiveness of such qualification shall be in effect and no proceedings for such purpose shall have been initiated or threatened by or before the Commissioner, and the FNB Shares qualified under the permit issued by the Commissioner shall have received all state securities and “Blue Sky” permits or approvals required to consummate the transactions contemplated by this Agreement and the Merger Agreement.

               7.8       Government Approvals. All Government Approvals shall be in effect, and all conditions or requirements prescribed by law or by any such Approvals shall have been satisfied; provided, however, that no Government Approval shall be deemed to have been received if it shall require the divestiture or cessation of any of the present businesses or operations conducted by any of the parties hereto or shall impose any other condition or requirement, which condition or requirement FNB in its reasonable judgment shall deem to be Materially Burdensome. For purposes of this agreement no condition or requirement shall be deemed to be “Materially Burdensome” if such condition or requirement does not materially differ from conditions or requirements regularly imposed in orders approving transactions of the type contemplated by this Agreement and compliance with such condition or requirement would not:

                           (a)        require the taking of any action materially inconsistent with the manner in which FNB or FNBNC has conducted its business previously;

                           (b)        have a Material Adverse Effect on the business, financial condition or results of operations of FNB or FNBNC; or

                           (c)        preclude the satisfaction of any of the conditions to consummation of the transactions contemplated by this Agreement.

               7.9       Tax Opinion. Receipt by FNB of the opinion of VPTax Inc. to the effect that:

                           (a)        The Merger constitutes a “reorganization” within the meaning of IRC Section 368(a)(1)(A) by reason of the application of IRC Section 368(a)(2)(D);

                           (b)        FNB, FNBNC and VCB are each a “party” to a reorganization within the meaning of IRC Section 368(b);

                           (c)        FNB, FNBNC and VCB will not recognize federal taxable gain or loss as a result of the Merger;

                           (d)        The federal income tax basis and holding periods of the shares exchanged between the parties to the Merger will be the same as the federal income tax basis and holding periods of those shares prior to the Merger;

                           (e)        To the extent that VCB shareholders exchange VCB Stock in the Merger solely for FNB Stock, (i) no gain or loss will be recognized on the exchange, (ii) the federal income tax basis of the shares of FNB Stock received by former holders of VCB Stock will equal the federal income tax basis of such shareholders’ shares of VCB Stock (reduced by any amount allocable to fractional share interests for which cash is received) exchanged, and (iii) the holding period for the shares of FNB Stock received will include the holding period for the shares of VCB Stock exchanged, provided that the VCB Stock exchanged was held as a “capital asset” as such term is defined in IRC Section 1221;

                           (f)        To the extent that cash is received by holders of VCB Stock in lieu of fractional share interests in FNB Stock, the cash will be treated as being received by the holders of VCB Stock as a distribution in redemption of such shareholders’ fractional share interests, subject to the provisions and limitations of IRC Section 302.

               7.10     Accountant’s Letters. On or before the date of the mailing of the Proxy Statement/Prospectus to the VCB shareholders, FNB shall have received, in form and substance satisfactory to FNB, a letter addressed to FNB from Vavrinek, Trine, Day & Co., Inc., independent public accountants for VCB, as to such matters, as of the end of the most recent fiscal quarter, as FNB may reasonably request. Further, as of a specified date not more than five (5) business days prior to the Effective Date, FNB shall have received from Vavrinek, Trine, Day & Co., Inc. a letter dated the Effective Date, in form and substance satisfactory to FNB, as to such matters, as FNB may reasonably request.

               7.11     Non-Solicitation Agreements. On the date of this Agreement, FNB shall have received signed Non-Solicitation and Confidentiality Agreements from all of the members of the VCB Board of Directors and from each of the VCB executive officers (the Chief Executive Officer, the Chief Financial Officer and the Chief Credit Officer), each to be effective as of the Effective Time of the Merger, and no action shall have been taken by any such director or executive officer to rescind his or her Non-Solicitation and Confidentiality Agreement.

               7.12     Dissenting Shares. Holders of not more than ten percent (10%) of the outstanding VCB shares shall have voted against approval of, or given notice in writing to VCB at or prior to the VCB meeting of shareholders that they dissent from, the Merger and the transactions contemplated by this Agreement and the Merger Agreement and have otherwise complied with the requirements under Chapter 13 of the CGCL.

               7.13     VCB Preferred Stock. The EJF Agreement and the Dunhill Agreement shall remain in full force and effect in accordance with their respective terms and all consents and Government Approvals as may be necessary or appropriate in order to convert all shares of VCB Series A Preferred Stock and Series B Preferred Stock into the right to receive cash as contemplated by this Agreement shall have been obtained.

               7.14     Unaudited Financials. Not later than five (5) business days prior to the Effective Date, VCB shall have furnished FNB a copy of its most recently prepared unaudited month-end consolidated financial statements, including a balance sheet and statement of income of VCB, for the month ending at least ten (10) business days prior to the Effective Date.

               7.15     Consents. VCB shall have received, or FNB shall have satisfied itself that VCB will receive, all consents of third parties as may be required including consents of other parties to and required by material mortgages, notes, leases, franchises, agreements, licenses and permits applicable to VCB, in each case in form and substance reasonably satisfactory to FNB and its counsel, and no such consent or license or permit shall have been withdrawn or suspended.

               7.16     Shareholder Agreements. FNB shall have received signed shareholder agreements, in substantially the form attached hereto as Exhibit B, from all of the members of the VCB Board of Directors, on and effective as of the date of this Agreement, pursuant to which each such person in his or her capacity as a shareholder commits to vote all of his or her VCB Shares in favor of the Merger and the transactions contemplated by this Agreement and the Merger Agreement, and to recommend to all other VCB shareholders, subject to the exercise of fiduciary duties, a vote in favor of the Merger and the transactions contemplated by this Agreement and the Merger Agreement, and no action shall have been taken by any such shareholder prior to such vote to rescind his or her agreement.

               7.17     Change in Control Agreements. On the date of this Agreement, VCB shall have entered into individual agreements with the VCB executive officers (the Chief Executive Officer, the Chief Financial Officer and the Chief Credit Officer), confirming the termination of each such executive officer’s at-will employment with VCB and the termination (cancellation) of each such executive officer’s change in control agreement with VCB, such termination of employment and termination (cancellation) of change in control agreement to be effective immediately prior to the Effective Time of the Merger, without any further action being required of VCB or such executive officer (or FNB or FNBNC), and no action shall have been taken by any such executive officer to rescind, deny or challenge his or her at-will employment status or his or her agreement to the termination (cancellation) of his or her change in control agreement.

ARTICLE 8

CONDITIONS TO THE OBLIGATIONS OF VCB

               The obligations of VCB under this Agreement are, at its option, subject to the fulfillment at or prior to the Effective Time of the Merger of each of the following conditions provided, however, that any one or more of such conditions may be waived by the Board of Directors of VCB at any time at or prior to the Effective Time of the Merger:

               8.1       Representations and Warranties. The representations and warranties of FNB in Section 5 hereof shall be true and correct on and as of the date of this Agreement, the Closing Date and the Effective Time of the Merger, with the same effect as though such representations and warranties had been made on and as of each such date or time except as to any representation or warranty which specifically relates to an earlier date or time, except for any violations or breaches of the representations and warranties that would not have a Material Adverse Effect.

               8.2       Compliance and Performance Under Agreement. FNB shall have performed and complied in all material respects with all terms, agreements, covenants and conditions of this Agreement and the Merger Agreement required to be performed or complied with by FNB at or prior to the Effective Time of the Merger.

               8.3       Material Adverse Effect. No change shall have occurred since the date of this Agreement in the business, financial condition, results of operations or assets of FNB and FNBNC taken as a whole, which, in the reasonable judgment of VCB, would have, or is reasonably likely to have, a Material Adverse Effect on the business, financial condition, results of operations or assets of FNB and FNBNC taken as a whole.

               8.4       Approval of Merger and Agreements. The principal terms of the Merger, this Agreement and the Merger Agreement shall have been duly approved by the affirmative vote or consent of the holders of not less than two-thirds (2/3) of the outstanding VCB Shares.

               8.5       Officer’s Certificate. VCB shall have received a certificate, dated the Effective Date, signed on behalf of FNB by its Chief Executive Officer, its President and its Chief Financial Officer, confirming the matters described in Sections 8.1 and 8.2 of this Agreement.

               8.6       Absence of Proceedings. No legal, administrative, arbitration, investigatory or other proceeding by any government agency or regulatory authority shall have been instituted or threatened to restrain or prohibit the Merger or the transactions contemplated by this Agreement.

               8.7       Issuance of Permit. The permit described in Section 6.2 of this Agreement (and any necessary or appropriate amendments or supplements thereto) shall have been issued by the Commissioner, after a hearing before the DBO upon the fairness of the terms and conditions of the issuance and exchange of FNB Shares for VCB Shares, no stop order denying effectiveness to, or suspending or revoking the effectiveness of such qualification shall be in effect and no proceedings for such purpose shall have been initiated or threatened by or before the Commissioner, and the FNB Shares qualified under the permit issued by the Commissioner shall have received all state securities and “Blue Sky” permits or approvals required to consummate the transactions contemplated by this Agreement and the Merger Agreement.

               8.8       Government Approvals. All Government Approvals shall be in effect, and all conditions or requirements prescribed by law or by any such Approvals shall have been satisfied; provided, however, that no Government Approval shall be deemed to have been received if it shall require the divestiture or cessation of any of the present businesses or operations conducted by any of the parties hereto or shall impose any other condition or requirement, which condition or requirement FNB in its reasonable judgment shall deem to be Materially Burdensome.

               8.9       Accountant’s Letters. On or before the date of the mailing of the Proxy Statement/Prospectus to the VCB shareholders, VCB shall have received, in form and substance satisfactory to VCB, a letter addressed to VCB from Moss Adams LLP, independent public accountants for FNB, as to such matters, as of the end of the most recent fiscal quarter, as VCB may reasonably request. Further, as of a specified date not more than five (5) business days prior to the Effective Date, VCB shall have received from Moss Adams LLP a letter dated the Effective Date, in form and substance satisfactory to VCB, as to such matters, as VCB may reasonably request.

               8.10     VCB Preferred Stock. The EJF Agreement and the Dunhill Agreement shall remain in full force and effect in accordance with their respective terms and all consents and Government Approvals as may be necessary or appropriate in order to convert all shares of VCB Series A Preferred Stock and Series B Preferred Stock into the right to receive cash as contemplated by this Agreement shall have been obtained.

               8.11     Unaudited Financials. Not later than five (5) business days prior to the Effective Date, FNB shall have furnished VCB a copy of its most recently prepared unaudited month-end consolidated financial statements, including a balance sheet and statement of income of FNB, for the month ending at least ten (10) business days prior to the Effective Date.

               8.12     Consents. FNB shall have received, or VCB shall have satisfied itself that FNB will receive, all consents of third parties as may be required including consents of other parties to and required by material mortgages, notes, leases, franchises, agreements, licenses and permits applicable to FNB, in each case in form and substance reasonably satisfactory to VCB, and no such consent or license or permit shall have been withdrawn or suspended.

ARTICLE 9

CLOSING

               9.1       Closing Date. On the third business day following receipt of all required Government Approvals (not including any applicable waiting periods), the parties shall select a proposed date for the consummation of the Merger (the “Proposed Closing Date”) which the parties shall use their reasonable best efforts to cause to be the Closing Date. The closing (the “Closing”) shall, unless another date, time or place is agreed to in writing by FNB and VCB, be held at the offices of Dodd Mason George LLP, 1740 Technology Drive, Suite 205, San Jose, California 95110, at a time mutually agreed upon between the parties and on a date as soon as practicable but not less than fifteen (15) days following the last to occur of (i) the expiration of any waiting periods under applicable law or regulation, and (ii) the date on which all conditions to the obligations of the parties to consummate the Merger (other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied (the “Closing Date”).

               9.2       Delivery of Documents. At the Closing, the parties shall use their respective best efforts to deliver or cause to be delivered the opinions, certificates and other documents required to be delivered by this Agreement.

               9.3       Filings. At the Closing, FNB and VCB shall instruct their respective representatives to make or confirm such filings as shall be required in the opinion of counsel to FNB and VCB to give effect to the Merger.

               9.4       Post-Closing Matters. FNB will prepare and file with the Securities and Exchange Commission on the appropriate form as soon as practicable the results of combined operations of FNB and FNBNC (the Resulting Bank) for the first full calendar quarter after the Effective Date.

ARTICLE 10

AMENDMENT; TERMINATION

               10.1     Amendment. This Agreement and the Merger Agreement may be amended by mutual written agreement of FNB, FNBNC and VCB at any time prior to the Effective Time of the Merger without the approval of the shareholders of VCB with respect to any of their terms except the terms relating to the Merger Consideration or the form or amount of consideration to be delivered to the VCB shareholders in the Merger or otherwise as required by applicable law.

               10.2     Termination. This Agreement and the Merger Agreement may be terminated (based upon action of the appropriate Board of Directors) at any time prior to the Effective Time of the Merger, as follows:

                           (a)        By mutual written consent of FNB and VCB;

                           (b)        By either FNB or VCB if the meeting of VCB shareholders described in Section 3.2(a) shall have concluded with a vote to approve the principal terms of the Merger, this Agreement and the Merger Agreement but the requisite two-thirds (2/3) approval shall not have been obtained, provided that the party seeking to terminate this Agreement is not then in material breach of any of its covenants or obligations under this Agreement and provided, further, that the right to terminate this Agreement under this paragraph will not be available to VCB where the failure to achieve the two-thirds (2/3) approval of the shareholders has been accompanied by a breach of one or more of the Shareholder Agreements;

                           (c)        By either FNB or VCB upon the expiration of thirty (30) days after any government agency or regulatory authority denies or refuses to grant any approval, consent or qualification required to be obtained in order to consummate the transactions contemplated by this Agreement, unless, within said thirty (30) day period after such denial or refusal, FNB and VCB agree to appeal such denial or refusal or agree to amend and re-submit the application to the government agency or regulatory authority that has denied or refused to grant the approval, consent or qualification requested; or by FNB if any such required approval, consent or qualification includes or will not be issued without the imposition of any condition or requirement that would be Materially Burdensome;

                           (d)        By FNB on or after December 31, 2014 (the “Termination Date”) if any of the conditions in Article 7 to which the obligations of FNB are subject have not been fulfilled, and by VCB on or after the Termination Date if any of the conditions in Article 8 to which the obligations of VCB are subject have not been fulfilled; provided, however, that a party that is then in material breach of any of its covenants or obligations under this Agreement shall not be entitled to terminate this Agreement under this paragraph;

                           (e)        By FNB if VCB shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Article 7 and (ii) is incapable of being cured or is not cured by VCB prior to the earlier of the Termination Date and the date which is thirty (30) calendar days following receipt of written notice of such breach or failure to perform from FNB, provided, however, that FNB is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement;

                           (f)         By VCB if FNB shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Article 8 and (ii) is incapable of being cured or is not cured by FNB prior to the earlier of the Termination Date and the date which is thirty (30) calendar days following receipt of written notice of such breach or failure to perform from VCB, provided, however, that VCB is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement;

                           (g)        By FNB if VCB fails to call a meeting of the VCB shareholders and disseminate to its shareholders the Proxy Statement/Prospectus containing the unanimous recommendation of the VCB Board of Directors for approval of the principal terms of the Merger, this Agreement and the Merger Agreement, or in the event VCB enters into a Business Combination with another entity prior to the Termination Date under the circumstances described in Section 3.2(k)(iv); or

                           (h)        By VCB if VCB enters into a Business Combination with another entity prior to the Termination Date under the circumstances described in Section 3.2(k)(iv), provided, however, that VCB is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement and provided further, that VCB pays to FNB, on demand, the amount of liquidated damages specified in Section 10.5(b) of this Agreement.

              10.3      Notice. The power of termination hereunder may be exercised by FNB or VCB, as the case may be, only by giving written notice of termination to FNB or VCB, as applicable, signed on behalf of each such party by the Chairperson of its Board of Directors.

              10.4      Extension of Time or Waiver. If the Closing shall not have occurred on or before the Termination Date, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Notwithstanding the foregoing, if the only conditions to the Closing which remain unsatisfied on the Termination Date (other than those conditions that by their nature are to be satisfied at the Closing) are the receipt of the Government Approvals or the expiration of any waiting periods under applicable law or regulation, the Termination Date shall be automatically extended by three (3) months, or to such other date as the parties may mutually agree in writing, for the purpose of obtaining such Government Approvals or to allow for the expiration of such waiting periods.

              10.5      Effect of Termination; Liquidated Damages.

                           (a)        If this Agreement is terminated for any reason, the Merger Agreement shall automatically terminate. Termination of this Agreement shall not terminate or affect the obligations of the parties to pay expenses as provided in Section 12.10 (or the other applicable provisions of Article 12), to maintain the confidentiality of the each party’s information obtained pursuant to this Agreement (and the Mutual Non-Disclosure Agreement between FNB and VCB dated January 6, 2014) and the provisions of this Section 10.5.

                           (b)        If FNB terminates this Agreement pursuant to Section 10.2(b) and any one or more of the VCB directors has failed to perform his or her Shareholder Agreement, or if FNB terminates this Agreement pursuant to Section 10.2(g), or if within six (6) months after the Termination Date, VCB enters into a definitive agreement with respect to, or consummates the transactions contemplated by, a Business Combination with another entity and such entity had contacted VCB with an expression of interest in discussing a possible Business Combination prior to the Termination Date, or if VCB terminates this Agreement pursuant to Section 10.2(h), then VCB shall pay to FNB, on demand, the sum of Five Hundred Thousand Dollars ($500,000). In each such case, the amount indicated shall be deemed liquidated damages for expenses incurred and the lost opportunity cost for time devoted to the transactions contemplated by this Agreement and shall be FNB’s sole remedy for such actions.

ARTICLE 11

INDEMNIFICATION

              11.1      By FNB. FNB agrees to defend, indemnify and hold harmless VCB, its respective officers and directors, attorneys, accountants, and each person who controls VCB (within the meaning of the 1933 Act) from and against any costs, damages, liabilities and expenses of any nature, insofar as such costs, damages, liabilities and expenses arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Proxy Statement/Prospectus or any amendments or supplements thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that FNB shall be liable in any such case only to the extent that any such cost, damage, liability or expense arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in the Proxy Statement/Prospectus or amendments or supplements thereto, in reliance upon and in conformity with information provided by and with respect to FNB for use in preparing the Proxy Statement/Prospectus. If and to the extent such agreement to indemnify may be unenforceable for any reason, FNB shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which may be permitted under applicable law.

              11.2      By VCB. VCB agrees to defend, indemnify and hold harmless FNB, its officers and directors, attorneys, accountants, and each person who controls FNB (within the meaning of the 1933 Act) from and against any costs, damages, liabilities and expenses of any nature, insofar as such costs, damages, liabilities and expenses arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Proxy Statement/Prospectus or any amendments or supplements thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that VCB shall be liable in any such case only to the extent that any such cost, damage, liability or expense arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in the Proxy Statement/Prospectus or amendments or supplements thereto, in reliance upon and in conformity with information provided by and with respect to VCB for use in preparing the Proxy Statement/Prospectus. If and to the extent such agreement to indemnify may be unenforceable for any reason, VCB shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which may be permitted under applicable law.

              11.3      Notification. Promptly after receipt by any party to be indemnified pursuant to this sub-article (the “Indemnified Party”) of notice of (i) any claim or (ii) the commencement of any action or proceeding, the Indemnified Party will give the other party (the “Indemnifying Party”) written notice of such claim or the commencement of such action or proceeding. The Indemnifying Party shall have the right, at its option, to compromise or defend, by its own counsel, any such matter involving the Indemnified Party’s asserted liability. In the event that the Indemnifying Party shall undertake to compromise or defend any such asserted liability, it shall promptly notify the Indemnified Party of its intention to do so, and the Indemnified Party agrees to cooperate fully with the Indemnifying Party and its legal counsel in the compromise of, or defense against, any such asserted liability. In any event, the Indemnifying Party shall have the right to participate in the defense of such asserted liability.

ARTICLE 12

MISCELLANEOUS

              12.1      Notices. Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and delivered personally, or by Federal Express or similar overnight courier, or by facsimile or sent by first class United States mail, postage prepaid, registered or certified mail, addressed as follows:

To FNB:	To VCB:

FNB Bancorp	Valley Community Bank
Attn: Thomas C. McGraw	Attn: Richard P. Loupe
975 El Camino Real, 3rd Floor	5000 Pleasanton Avenue, Suite 210
South San Francisco, CA 94080	Pleasanton, CA 94566

Telephone: (650) 875-4865	Telephone: (925) 621-7200
Fax: (650) 588-9695	Fax: (925) 484-1804

With a copy to:	With a copy to:

Dodd Mason George LLP	Bryan Cave LLP
Attn: Joseph G. Mason, Esq.	Attn: Robert D. Klingler, Esq.
1740 Technology Drive, Suite 205	Glenn T. Dodd, Esq.
San Jose, CA 95110	One Atlantic Center
Fourteenth Floor
1201 W.
Peachtree Street, NW
Atlanta, Georgia 30309

Telephone: (408) 452-1478	Telephone: (404) 572-6810
Fax: (408) 452-1487	Fax: (404) 420-0810

or to such other address as either party may designate by notice to the other, and shall be deemed to have been given upon receipt.

              12.2      Knowledge. Whenever the term “knowledge” or “to the best knowledge” or words of similar import are used in this Agreement in connection with a party’s representations and warranties, it shall mean the actual knowledge of a party after due inquiry of such party’s directors and executive officers.

              12.3      Binding Agreement. This Agreement is binding upon and is for the benefit of FNB, FNBNC and VCB and their respective successors and permitted assigns. This Agreement is not made for the benefit of any person, firm, corporation or association not a party hereto, and no other person, firm, corporation or association shall acquire or have any right under or by virtue of this Agreement. No party may assign this Agreement or any of its rights, privileges, duties or obligations hereunder without the prior written consent of the other parties to this Agreement.

              12.4      Material Adverse Effect. As used in this Agreement, the term “Material Adverse Effect” means a condition, event, change or occurrence that has had or is reasonably likely to have a material adverse effect upon the financial condition, results of operations or business of a party and its subsidiaries, taken as a whole, or materially impairs the ability of such party to perform its obligations under, or to consummate the transactions contemplated by, this Agreement; provided, however, that in determining whether a Material Adverse Effect has occurred, there shall be excluded any effect on the referenced party the cause of which is (i) any change in banking or similar laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities, (ii) any change in GAAP or regulatory accounting requirements applicable to banks or their holding companies generally, (iii) any action or omission of a party taken with the prior written consent of the other parties hereto or as otherwise expressly contemplated by this Agreement, (iv) any changes in general economic, market or political conditions affecting banks or their holding companies generally, (v) the impact of the announcement of this Agreement and the transactions contemplated hereby, (vi) changes in national or international political or social conditions including the engagement by the United States in hostilities whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, unless it uniquely affects either or both of the parties, provided that the effect of such changes described in clauses (iv) and (vi) hereof shall not be excluded to the extent of any materially disproportionate impact (if any) they have on a party.

              12.5      Survival of Representations and Warranties. No investigation by FNB or VCB made before or after the date of this Agreement shall affect the representations and warranties which are contained in this Agreement and such representations and warranties shall survive such investigation, provided that, except with respect to covenants, agreements and indemnification to be performed in whole or in part subsequent to the Effective Time of the Merger (as to which the related representations and warranties shall survive until their performance) which covenants, agreements and indemnification shall survive the Effective Time of the Merger, the representations, warranties, covenants and agreements of FNB and VCB contained in this Agreement shall terminate upon the Effective Time of the Merger.

              12.6      Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to any applicable conflicts of law rules.

              12.7      Enforcement of Agreement. Except as specifically set forth in Section 10.5(b), each party hereto acknowledges that money damages would be an insufficient remedy for any breach of this Agreement by such party and that that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

              12.8      Attorneys’ Fees. In any action at law or suit in equity in relation to this Agreement, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

              12.9      Entire Agreement; Severability. This Agreement and the documents, certificates, agreements, letters, schedules and exhibits attached or required to be delivered pursuant hereto set forth the entire agreement and understandings of the parties in respect of the transactions contemplated hereby, and supersede all prior agreements, arrangements and understanding relating to the subject matter hereof, excluding that certain Mutual Non-Disclosure Agreement signed between FNB and VCB dated January 6, 2014. Each provision of this Agreement shall be interpreted in a manner to be effective and valid under applicable law, but if any provision hereof shall be prohibited or ruled invalid under applicable law, the validity, legality and enforceability of the remaining provisions shall not, except as otherwise required by law, be affected or impaired as a result of such prohibition or ruling.

              12.10    Expenses. FNB, FNBNC and VCB agree that each shall each bear its own expenses incurred in connection with the negotiation, preparation, and performance of this Agreement, including legal and accounting fees, printing costs, filing fees, and other necessary expenses regardless of whether the Merger or any other transaction contemplated under this Agreement is consummated.

              12.11    Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, FNB, FNBNC and VCB have caused this Agreement and Plan of Reorganization and Merger to be signed by their duly authorized officers as of the date first written above.

FNB BANCORP		VALLEY COMMUNITY BANK

By:	/s/ Thomas C. McGraw	By:	/s/ Richard D. Loupe
Thomas C. McGraw,		Richard D. Loupe,
Chief Executive Officer		President and Chief Executive Officer

By:	/s/ Jim D. Black	By:	/s/ Phillip R. Boyce
Jim D. Black,		Phillip R. Boyce,
President		Chairman of the Board

FIRST NATIONAL BANK OF NORTHERN CALIFORNIA

By:	/s/ Thomas C. McGraw
Thomas C. McGraw,
Chief Executive Officer

By:	/s/ Jim D. Black
Jim D. Black,
President

Index to Definitions

1933 Act	3.1

Applications	4.27

Benefits Termination Date	3.3(g)

Business Combination	3.2(k)

CGCL	2.7

Closing	9.1

Closing Date	9.1

Commissioner	1.4

Conversion Ratio	2.1

CRA	4.28

DBO	1.4

Dunhill Agreement	Recitals

Effective Date	1.1

Effective Time of the Merger	1.1

EJF Agreement	Recitals

Exchange Agent	2.3

Executive Retention Agreements	3.3(l)

FDIC	3.3(a)

FNB	Preamble

FNB Disclosure Schedule	Article 5 Preamble

FNB Employee Plans	5.14

FNBNC	Preamble

FNB Share(s)	Recitals

FNB Stock Option Plans	5.4

FRB	3.3(a)

Government Approvals	3.3(a)

Indemnified Party	3.1, 11.3

Intellectual Property Rights	4.5

IRC	Recitals

Knowledge (“knowledge” or “to the best knowledge”)	12.2

Material Adverse Effect	12.4

Materially Burdensome	7.9

Maximum Amount	3.1

Merger	Recitals

Merger Agreement	Recitals

Merger Consideration	Recitals

Non-Offer Employee	3.3(j)

Non-Solicitation and Confidentiality Agreement	Recitals

OCC	Recitals

Ordinary Course of Business	3.3(e)

Proposed Closing Date	9.1

Proxy Statement/Prospectus	6.1

Resulting Bank	1.2

Section 215a	Recitals

Series A Preferred Stock	Recitals

Series B Preferred Stock	Recitals

Shareholder Agreement	Recitals

Termination Date	10.2

VCB	Preamble

VCB Disclosure Schedule	Article 4 Preamble

VCB Employee Plans	4.14

VCB Option(s)	2.6

VCB Savings Plan	3.2(c)

VCB Share(s)	Recitals

VCB Stock Option Plans	2.6

EXHIBIT A

MERGER AGREEMENT

between

VALLEY COMMUNITY BANK

and

FIRST NATIONAL BANK OF NORTHERN CALIFORNIA

Under the charter of

First National Bank of Northern California

               THIS MERGER AGREEMENT made between FIRST NATIONAL BANK OF NORTHERN CALIFORNIA (hereinafter referred to as “FNB”), a national banking association organized under the laws of the United States, being located at 975 El Camino Real, South San Francisco, California 94080, with an authorized capital stock of 10,000,000 shares of common stock (“FNB Common Stock”), each of $1.25 par value, and VALLEY COMMUNITY BANK (hereinafter referred to as “VCB”), a California banking corporation, being located at 5000 Pleasanton Avenue, Suite 210, Pleasanton, California 94566, with an authorized capital stock of 20,000,000 shares of common stock, no par value (“VCB Common Stock”), and 10,000,000 shares of preferred stock, no par value (“VCB Preferred Stock”), each acting pursuant to a resolution of its board of directors, adopted by the vote of a majority of its directors, pursuant to the authority given by and in accordance with the provisions of 12 USC 215a,

               WITNESSETH, as follows:

               Section 1. The corporate existence of each of FNB and VCB (hereinafter referred to as the “Merging Banks”) shall be merged into and continued in FNB (the “Surviving Bank”) under the charter of FNB. The closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Dodd Mason George LLP, 1740 Technology Drive, Suite 205, San Jose, California 95110, on _____________, 2014, the “Closing Date” (as defined in the “Agreement and Plan of Reorganization and Merger” identified in Section 10 below).

               Section 2. The name of the Surviving Bank shall be “First National Bank of Northern California.”

               Section 3. The business of the Surviving Bank shall be that of a national banking association. This business shall be conducted by the Surviving Bank at its administrative headquarters located at 975 El Camino Real, South San Francisco, California 94080, and at its legally established head office and branches.

               Section 4. The amount of authorized capital stock of the Surviving Bank shall be 10,000,000 shares of common stock, each of $1.25 par value, and 10,000,000 shares of preferred stock, no par value, and, at the time the merger shall become effective as specified in the approval to be issued by the Comptroller of the Currency of the United States (the “Effective Time of the Merger”), the Surviving Bank shall have a capital and surplus equal to the combined capital structures of the Merging Banks immediately prior to the Effective Time of the Merger.

               Section 5. All assets of each of the Merging Banks, as they exist at the Effective Time of the Merger, shall pass to and vest in the Surviving Bank without any conveyance or other transfer. The Surviving Bank shall be responsible for all of the liabilities of every kind and description of each of the Merging Banks existing as of the Effective Time of the Merger.

               Section 6. Upon and as of the Effective Time of the Merger, and by reason of the merger becoming effective, (i) each share of VCB Common Stock and each share of VCB Preferred Stock issued and outstanding immediately prior to the Effective Time of the Merger shall be cancelled and no capital stock of the Surviving Bank, cash or other consideration shall be paid or delivered in exchange therefor; and (ii) each share of the FNB Stock issued and outstanding immediately prior to the Effective Time of the Merger shall remain outstanding and shall continue to represent one (1) share of common stock, $1.25 par value, of FNB as the Surviving Bank.

               Section 7. Neither of the Merging Banks shall declare or pay and dividend to its shareholders between the date of this Agreement and the time at which the merger shall be effective, or dispose of any of its assets in any other manner except in the normal course of business and for adequate value.

               Section 8. The following named persons shall constitute the original board of directors of the Surviving Bank until the next annual meeting of its shareholders or until such time as their successors have been elected and qualify:

Lisa Angelot	Thomas C. McGraw
Thomas G. Atwood	Ronald R. Barels
Merrie Turner Lightner	Michael Pacelli
Edward J. Watson	Jim D. Black
Anthony J. Clifford

               Section 9. Upon and as of the Effective Time of the Merger, the Articles of Association of FNB, as in effect immediately prior to the Effective Time of the Merger, shall be the Articles of Association of the Surviving Bank.

               Section 10. The obligations of FNB to proceed with the Closing are subject to (i) the satisfaction at or prior to the Closing of all of the conditions to the obligations of FNB under the Agreement and Plan of Reorganization and Merger (the “Agreement of Merger”) dated as of May 22, 2014, by and among Valley Community Bank, First National Bank of Northern California and FNB Bancorp, any one or more of which, to the extent it is or they are waivable, may be waived, in whole or in part, by FNB (or by FNB Bancorp on behalf of FNB), and (ii) the effectiveness of the Closing not later than the Effective Time of the Merger.

               Section 11. Notwithstanding any provision to the contrary herein, and not withstanding the fact that the shareholders of VCB and FNB may have ratified and confirmed this Agreement, this Agreement shall automatically be terminated and of no further force and effect if, prior to the Effective Time of the Merger, the Agreement of Merger is terminated in accordance with the terms thereof. Further, this Agreement shall terminate automatically if, for any reason, the Closing does not occur on or before December 31, 2014.

               Section 12. This Agreement has been ratified and confirmed by the affirmative vote of shareholders of each of the Merging Banks owning at least two-thirds (2/3) of its capital stock outstanding.

               IN WITNESS WHEREOF, the signatures of the Merging Banks, each hereunto set by its Chief Executive Officer and Chief Financial Officer, pursuant to resolutions of its Board of Directors, acting by unanimous written consent.

FIRST NATIONAL BANK OF		VALLEY COMMUNITY BANK
NORTHERN CALIFORNIA

By:		By:
	Thomas C. McGraw		Richard P. Loupe
	Chief Executive Officer		Chief Executive Officer

By:		By:
	Jim D. Black		Rebecca I. Holowich
	President		Chief Financial Officer

By:		By:
	David A. Curtis		Richard P. Loupe
	Chief Financial Officer		Secretary

By:
Edward J. Watson
Secretary

Exhibit b

SHAREHOLDER AGREEMENT

               This SHAREHOLDER AGREEMENT is made and entered into as of May 22, 2014 by and between FNB Bancorp, a California corporation (“FNB”), and the person signatory hereto (the “Shareholder”).

               WHEREAS, FNB and Valley Community Bank, a California banking corporation (“VCB”), together with First National Bank of Northern California, a national banking association and wholly-owned subsidiary of FNB (“FNBNC”), have entered into that certain Agreement and Plan of Reorganization and Merger (the “Agreement”), dated as of May 22, 2014, pursuant to which VCB will merge (the “Merger”) with and into FNBNC whereupon each outstanding share of VCB common stock (“VCB Common Stock”) will be converted into the right to receive the consideration set forth in the Agreement; and

               WHEREAS, as a condition to their willingness to enter into the Agreement, FNB and FNBNC have required that each director of VCB, solely in his or her capacity as a shareholder and beneficial owner or record holder of VCB Common Stock, enter into, and the Shareholder has agreed to enter into, this Shareholder Agreement.

               NOW, THEREFORE, in consideration of the foregoing, for good and valuable consideration, the parties hereby agree as follows:

               1.         Representations and Warranties of the Shareholder. The Shareholder hereby represents and warrants to FNB and FNBNC as follows:

                           (a)        Authority; No Violation. The Shareholder has all necessary power and authority to enter into and perform all of the Shareholder’s obligations hereunder. The execution, delivery and performance of this Shareholder Agreement by the Shareholder will not violate any other agreement to which the Shareholder is a party, including any voting agreement, shareholders’ agreement, trust agreement or voting trust. This Shareholder Agreement has been duly and validly executed and delivered by the Shareholder (and the Shareholder’s spouse, if the Shares (as defined below) constitute community property) and constitutes a valid and binding agreement of the Shareholder and such spouse, enforceable against the Shareholder and the Shareholder’s spouse in accordance with its terms.

                           (b)        Ownership of Shares. The Shareholder is the beneficial owner or record holder of the number of shares of VCB Common Stock indicated under the Shareholder’s name on the signature page hereto (the “Existing Shares”, and together with any shares of VCB Common Stock acquired by the Shareholder after the date hereof, the “Shares”) and, as of the date hereof, the Existing Shares constitute all the shares of VCB Common Stock owned of record or beneficially by the Shareholder. With respect to the Existing Shares, subject to applicable community property laws and except as set forth on the signature page hereto, the Shareholder has sole voting power and sole power to issue instructions with respect to the matters set forth in Section 2 hereof, sole power of disposition, sole power to demand appraisal rights and sole power to engage in actions set forth in Section 2 hereof, with no restrictions on the voting rights, rights of disposition or otherwise, subject to applicable laws and the terms of this Agreement.

               2.        Voting Agreement and Agreement Not to Transfer.

                          (a)         The Shareholder hereby agrees to vote all of the Shares held by the Shareholder or, if the ownership structure of any of the Shares is such that the Shareholder cannot vote, the Shareholder shall use all reasonable efforts to cause such Shares to be voted (i) in favor of the Merger, the Agreement and the transactions contemplated by the Agreement; (ii) against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of VCB under the Agreement; and (iii) except with the prior written consent of FNB or as otherwise contemplated in the Agreement, against the following actions (other than the Merger and the transactions contemplated by the Agreement): (A) any extraordinary corporate transactions, such as a merger, consolidation or other business combination involving VCB; (B) any sale, lease or transfer of a material amount of the assets of VCB; (C) any change in a majority of the members of the Board of Directors of VCB; (D) any material change in the present capitalization of VCB; (E) any amendment of VCB’s Articles of Incorporation; (F) any other material change in VCB’s corporate structure or business; or (G) any other action which is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or materially adversely affect the Merger. The Shareholder shall not enter into any agreement or understanding with any person or entity prior to the Termination Date (as defined below) to vote or give instructions after the Termination Date in any manner inconsistent with clauses (i), (ii) or (iii) of the preceding sentence.

                           (b)        Until the earlier of the termination of this Agreement or the Effective Time of the Merger, the Shareholder will not, directly or indirectly: sell, transfer, exchange, pledge, assign, hypothecate, encumber, tender or otherwise dispose of (collectively, a “Transfer”), or enforce or permit execution of the provisions of any redemption, share purchase or sale, recapitalization or other agreement with VCB or any other person or enter into any contract, option or other agreement, arrangement or understanding with respect to the transfer of, directly or indirectly, any of the Shares or any securities convertible into or exercisable for Shares, any other capital stock of VCB or any interest in any of the foregoing with any person; enter into swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Shares; solicit, initiate, or encourage, any inquiries or the making of any proposal or offer with respect to any Business Combination; take any action that would make any of the Shareholder’s representations or warranties contained herein untrue or incorrect in any material respect or have the effect of preventing or disabling the Shareholder from performing the Shareholder’s obligations under this Agreement; provided however, this Agreement shall not prohibit the Shareholder from transferring and delivering Shares to VCB to effect the exercise of an option to purchase VCB Common Stock or to effect the cancellation of Shares in exchange for FNB Shares as set forth in the Agreement.

               3.         Cooperation. The Shareholder agrees that he/she will not directly or indirectly solicit any inquiries or proposals from any person relating to any proposal or transaction for the disposition of the business or assets of VCB or any subsidiary of VCB, or the acquisition of voting securities of VCB or any subsidiary of VCB or any business combination between VCB or any subsidiary of VCB and any person, group or entity other than FNB and FNBNC.

               4.         Shareholder Capacity. The Shareholder is entering this Shareholder Agreement in his or her capacity as the record or beneficial owner of the Shareholder’s Shares, and not in his or her capacity as a director of VCB or as a trustee of any VCB benefit plan. Nothing in this Shareholder Agreement shall be deemed in any manner to limit the discretion of the Shareholder to take any action, or fail to take any action, in his or her capacity as a director or as the chief executive officer of VCB or as a trustee of any VCB benefit plan, that may be required of the Shareholder in the exercise of his or her fiduciary duties and responsibilities as a director or as chief executive officer of VCB or as a trustee of any VCB benefit plan.

               5.         Termination. The obligations of the Shareholder shall terminate upon the earlier of (a) the consummation of the Merger or (b) if the Merger is not consummated, upon the termination of the Agreement (the “Termination Date”).

               6.         Specific Performance. The Shareholder acknowledges that damages would be an inadequate remedy to FNB for an actual or prospective breach of this Agreement and that the obligations of the Shareholder hereto shall be specifically enforceable.

               7.         Miscellaneous.

                           (a)        Definitional Matters.

                                        (i)      All capitalized terms used but not defined in this Shareholder Agreement shall have the respective meanings that the Agreement ascribes to such terms.

                                        (ii)     The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Shareholder Agreement.

                           (b)        Entire Agreement. This Shareholder Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

                           (c)        Parties in Interest. This Shareholder Agreement shall be binding upon and inure solely to the benefit of FNB, FNBNC and VCB and their respective successors, assigns, heirs, executors, administrators and other legal representatives. Nothing in this Shareholder Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Shareholder Agreement.

                           (d)        Certain Events. Shareholder agrees that this Shareholder Agreement and the obligations hereunder shall attach to the Shares owned by Shareholder and shall be binding upon any Person to which legal ownership of such Shares shall pass, whether by operation of law or otherwise, including, without limitation, the Shareholder’s heirs, executors, guardians, administrators, trustees or successors. Notwithstanding any transfer of such Shares by a Shareholder, the Shareholder or, as applicable, the Shareholder’s heirs, executors, guardians, administrators, trustees or successors, shall remain liable for the performance of all obligations under this Shareholder Agreement.

                           (e)        Assignment. This Shareholder Agreement shall not be assigned without the prior written consent of the other party hereto, and any purported assignment without such consent shall be null and void.

                           (f)         Modifications. This Shareholder Agreement shall not be amended, altered or modified in any manner whatsoever, except by a written instrument executed by the parties hereto.

                           (g)        Governing Law. This Shareholder Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of California, without regard to the conflict of laws rules thereof. The state or federal courts located within the State of California shall have exclusive jurisdiction over any and all disputes between the parties hereto, whether in law or equity, arising out of or relating to this Agreement and the agreements, instruments and documents contemplated hereby and the parties hereto consent to and agree to submit to the jurisdiction of such courts. Each of the parties hereby waives and agrees not to assert in any such dispute, to the fullest extent permitted by applicable law, any claim that (i) such party is not personally subject to the jurisdiction of such courts, (ii) such party and such party’s property is immune from any legal process issued by such courts or (iii) any litigation or other proceeding commenced in such courts is brought in an inconvenient forum. The parties hereby agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 7(k) below, or in other manner as may be permitted by law, shall be valid and sufficient service thereof and hereby waive any objections to service accomplished in the manner herein provided.

                           (h)        Reliance on Counsel and Other Advisors. The Shareholder has consulted with such legal, financial, technical or other experts as the Shareholder deems necessary or desirable before entering into this Shareholder Agreement.

                           (i)         Validity. The invalidity or unenforceability of any provision of this Shareholder Agreement shall not affect the validity or enforceability of any other provision of this Shareholder Agreement, each of which shall remain in full force and effect.

                           (j)         Counterparts. This Shareholder Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

                           (k)        Notices. Any notices or other communications required or permitted hereunder shall be in writing and shall be deemed duly given upon (i) transmitter’s confirmation of a receipt of a facsimile transmission, (ii) confirmed delivery by a standard overnight carrier or (iii) the expiration of five (5) business days after the day when mailed by certified or registered mail, postage prepaid, addressed at the following addresses (or at such other address as the parties hereto shall specify by like notice):

If to FNB, to:

FNB Bancorp
975 El Camino Real, 3rd Floor
South San Francisco, California 94080
Attn.: Thomas C. McGraw
Chief Executive Officer

Facsimile Number: (650) 588-9695

with a copy to:

Dodd Mason George LLP
1740 Technology Drive, Suite 205
San Jose, California 95110
Attn.: Joseph G. Mason, Esq.

Facsimile Number: (408) 452-1487

               If to the Shareholder, to the address indicated below.

               IN WITNESS WHEREOF, the parties hereto have executed this Shareholder Agreement as of the date first above written.

FNB BANCORP

By:
Thomas C. McGraw
Chief Executive Officer

SHAREHOLDER:
_______________________________________________

Name: __________________________________________

Number of Shares: ________________________________

Address for Notices:

EXHIBIT C

NON-SOLICITATION AND CONFIDENTIALITY AGREEMENT

               This NON-SOLICITATION AND CONFIDENTIALITY AGREEMENT (this “Agreement”), dated as of May 22, 2014, by and among FNB Bancorp, a California corporation (“FNB”), First National Bank of Northern California, a national banking association and wholly-owned subsidiary of FNB (“FNBNC”), and the undersigned executive officer or director (“Representative”) of Valley Community Bank, a California banking corporation (“VCB”).

               WHEREAS, FNB, FNBNC and VCB are entering into an Agreement and Plan of Reorganization and Merger, dated as of the date hereof (including all exhibits and schedules thereto, and as it may be amended, the “Agreement of Merger”), pursuant to which VCB will merge with and into FNBNC (the “Merger”) on the terms and conditions set forth therein and, in connection therewith, all outstanding shares of VCB common stock will be exchanged for shares of FNB common stock in the manner set forth therein. Unless otherwise indicated, capitalized terms used and not defined herein shall have the meanings set forth in the Agreement of Merger.

               WHEREAS, Representative owns shares of VCB common stock and, as a result, Representative has a material economic interest in the consummation of the Merger.

               WHEREAS, following the Merger, the business and operations of FNB and FNBNC could suffer irreparable harm if Representative were to undertake certain activities competitive with FNB or FNBNC.

               WHEREAS, in order to induce FNB and FNBNC to enter into the Agreement of Merger and consummate the Merger, Representative has agreed to enter into and perform this Agreement.

               NOW, THEREFORE, in consideration of the transactions contemplated by the Agreement of Merger and the benefits to be derived, directly or indirectly, by Representative under the Agreement of Merger, and in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

               1.      Acknowledgments by Representative. Representative acknowledges that, by virtue of his or her positions with VCB, he or she has developed considerable expertise in the business operations of VCB and has access to extensive confidential information with respect to VCB and has access to Trade Secrets (as defined below). Representative recognizes that FNB and FNBNC would be irreparably damaged, and FNB’s and FNBNC’s substantial investment as a result of the acquisition of VCB in the Merger would be materially impaired, if Representative were to disclose or make unauthorized use of any Trade Secrets or to solicit customers or employees of VCB. Accordingly, Representative expressly acknowledges that he or she is voluntarily entering into this Agreement and that the terms and conditions of this Agreement are fair and reasonable to Representative in all respects. For purposes of this Agreement, “Trade Secrets” shall mean (a) all secrets and other confidential information, ideas, knowledge, know-how, techniques, secret processes, improvements, discoveries, methods, inventions, sales, financial information, customers, lists of customers and prospective customers, broker lists, potential brokers, rate sheets, plans, concepts, strategies or products, as well as all documents, reports, drawings, designs, plans, and proposals otherwise pertaining to same, with respect to VCB, plus any non-public personal information on any present or past customer or client of VCB. Notwithstanding the foregoing, “Trade Secrets” shall not include any (i) information which is or has become available from an independent third party who learned the information independently and is or was not bound by a confidentiality agreement with respect to such information; or (ii) information readily ascertainable from public, trade or other non-confidential sources (other than as a result, directly or indirectly, of disclosure or other dissemination in violation of an obligation or duty of confidentiality).

               2.      Non Solicitation.

                           (a)        In order that FNB and FNBNC may have and enjoy the full benefit of ownership of VCB and the business VCB conducts, including its goodwill, following the Effective Time of the Merger, Representative agrees that for a period of twelve (12) months after the Closing Date (i) Representative will not take any affirmative action, directly or indirectly, to hire, attempt to hire, contact or solicit with respect to hiring with a competing business, any person who was an employee of VCB or any subsidiary of VCB prior to the Effective Time of the Merger and who becomes an employee of FNB, FNBNC or any of their respective subsidiaries in connection with the Merger, or induce or otherwise counsel, advise or knowingly encourage any such person to leave the employ of FNB, FNBNC or any of their respective subsidiaries, provided, however, that the foregoing shall not apply to any person whose employment with FNB, FNBNC or any of their respective subsidiaries was involuntarily terminated or whose employment terminated more than six (6) months prior to the time Representative first solicited such person for employment following the Closing Date, and (ii) Representative will not, directly or indirectly, induce or attempt to induce any current or prospective client, customer, supplier, agent or other persons under contract or otherwise doing business with VCB, FNB, FNBNC or any of their subsidiaries prior to or at the Effective Time, or any client, customer, supplier, agent or other persons under contract or otherwise doing business with FNB, FNBNC or any of their respective subsidiaries after the Effective Time (provided, in each case, that Representative had substantial contact or became familiar with such persons during Representative’s service to VCB), to terminate, reduce or alter his, her or its relationship with, or to take any action that would be disadvantageous to, VCB, FNB, FNBNC or their respective subsidiaries. Nothing contained in this Section 2(a) is intended to prohibit general advertising or general solicitation not specifically directed at employees of VCB, FNB, FNBNC or their respective subsidiaries.

                           (b)        Representative acknowledges and agrees that the business conducted by VCB is highly competitive, a significant portion of VCB’s competitiveness and its value as a going enterprise is derived from its workforce and business relationships, and that the covenants made by Representative in this Section 2 are made in consideration of the shares of FNB common stock that will be issued in exchange for Representative’s VCB common stock and, if applicable, the payments of cash Representative will receive on account of certain options to purchase VCB common stock immediately prior to the Merger, and as a necessary inducement for FNB and FNBNC to enter into the Agreement of Merger and to consummate the transactions contemplated thereby. It is the desire and intent of the parties to this Agreement that the provisions of this Section 2 shall be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement is sought. It is expressly understood and agreed that, although Representative, FNB and FNBNC each consider the restrictions contained in this Section 2 to be reasonable, if a final determination is made by a court of competent jurisdiction or an arbitrator that any restriction contained in this Section 2 is unenforceable against any party, the provisions of this Section 2 shall be deemed amended to apply to the maximum extent as such court may judicially determine or indicate to be enforceable. Representative acknowledges that breach of this Section 2 would cause FNB and FNBNC irreparable harm and hereby consents to the entry of an injunction without bond in the event Representative breaches or threatens to breach this Section 2.

               3.      Trade Secrets; Trade Names and Styles.

                           (a)        Without limiting the generality of Section 2 above, other than for the benefit of VCB, FNB, FNBNC or their respective subsidiaries, Representative (i) shall make no use of Trade Secrets, or any part thereof, and (ii) shall not disclose Trade Secrets, or any part thereof, to any other person, and (iii) shall, upon the request of FNB or FNBNC, deliver all documents, reports, drawings, designs, plans, proposals and other tangible evidence of Trade Secrets now possessed or hereafter acquired by Representative, to FNB and FNBNC.

                           (b)        Notwithstanding any provision of this Agreement to the contrary, Representative may disclose or reveal any information, whether including in whole or part any Trade Secrets, that:

                                        (i)        Representative is required to disclose or reveal under any applicable law or regulation, provided Representative makes a good faith request that the confidentiality of the Trade Secrets be preserved and, to the extent not prohibited by applicable laws and regulations, gives FNB and FNBNC prompt advance notice of such requirement.

                                        (ii)       Representative is otherwise required to disclose or reveal by any governmental entity, provided Representative makes a good faith request that the confidentiality of the Trade Secrets be preserved and, to the extent not prohibited by applicable laws and regulations, gives FNB and FNBNC prompt advance notice of such requirement.

                                        (iii)      In the written opinion of Representative’s legal counsel, Representative is compelled to disclose or else stand liable for contempt or suffer other censure or penalty imposed by any governmental entity, provided Representative makes a good faith request that the confidentiality of the Trade Secrets be preserved and, to the extent not prohibited by applicable laws and regulations, gives FNB and FNBNC prompt advance notice of such requirement.

                           (c)        The undersigned acknowledges and agrees that any and all trade names and styles used by VCB, including, but not limited to, the term “Valley Community Bank” and all trademarks, visual designs and logos under which VCB did business (collectively, the “Marks”), are valuable trade names and service marks, the ownership of which will remain with VCB upon the Merger. The undersigned agrees that use by any entity, other than FNB or FNBNC or one of their respective subsidiaries, of the Marks in the State of California would both cause public and customer confusion, and dilute the value of FNB’s and FNBNC’s investments. Therefore, the undersigned unconditionally agrees that for a period of two (2) years after the date hereof, he or she will not enter into any business arrangement or agreement, whether formal or informal, directly or indirectly, where the term “Valley Community Bank” or any other Mark is used for the purpose of doing business as a financial services provider, or in connection with the sale, promotion or marketing of financial services to the public in the State of California.

               4.      Independence of Obligations. The covenants of Representative set forth in this Agreement shall be construed as independent of any other agreement or arrangement between Representative, on the one hand, and FNB and FNBNC, or their respective subsidiaries, on the other; and the existence of any claim or cause of action by Representative against FNB, FNBNC, or their respective subsidiaries, shall not constitute a defense to the enforcement of such covenants against Representative.

               5.      Equitable Relief. Representative expressly acknowledges and understands that breach of any provision of this Agreement exposes FNB and FNBNC to extraordinary reputational, financial and market risks, for which there is no adequate remedy at law or by way of damages alone. Representative therefore stipulates and agrees that (a) in the event of any alleged violation or any alleged threatened violation by Representative of the provisions of Sections 2 or 3 hereof, a temporary restraining order or preliminary and/or permanent injunction, as the case may be, may forthwith issue upon showing of probable cause of such actual or threatened breach, and such order would prohibit the use, copying, retention or release of any Trade Secrets in violation of Sections 2 or 3 hereof and would provide such other and ancillary remedies as FNB or FNBNC may reasonably request, and (b) FNB and FNBNC shall be entitled to any and all equitable remedies such as specific performance of any provision of this Agreement in addition to, and not in lieu of, its remedies at law for any breach of this Agreement.

               6.      Term. The term of this Agreement shall extend from the Closing Date until the second anniversary of the Effective Time of the Merger.

               7.      Confidentiality. Representative agrees (a) to hold any and all information regarding this Agreement, the Merger and the Agreement of Merger in strict confidence, and (b) not to divulge any information regarding this Agreement, the Merger or the Agreement of Merger to any third person, until such time as the Merger has been publicly announced by VCB, FNB and FNBNC, at which time Representative may only divulge such information as has been publicly disclosed by VCB, FNB and FNBNC. Notwithstanding anything to the contrary in this Section 7, Representative may divulge information regarding this Agreement, the Merger and the Agreement of Merger to his or her legal counsel.

               8.      Entire Agreement. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

               9.      Attorneys’ Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements, in addition to any other relief to which the prevailing party is entitled.

               10.    Severability. If any provision of this Agreement shall be held by a court of competent jurisdiction to be unreasonable as to duration, activity or subject, it shall be deemed to extend only over the maximum duration, range of activities or subjects as to which such provision shall be valid and enforceable under applicable law. If any provision of this Agreement shall, for any reason, be held by a court of competent jurisdiction to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

               11.     Notices. All notices, requests, claims, demands or other communications hereunder shall be in writing and shall be deemed given when delivered personally, upon receipt of a transmission confirmation if sent by telecopy or like transmission and on the next Business Day when sent by a reputable overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

               If to FNB or FNBNC:

                          FNB Bancorp

                          975 El Camino Real, 3rd Floor

                          South San Francisco, California 94080

                          Attn.: Thomas C. McGraw

                          Fax: (650) 588-9695

               With a copy to:

                          Dodd Mason George LLP

                          1740 Technology Drive, Suite 205
                          San Jose, California 95110

                          Attention: Joseph G. Mason

                          Fax: (408) 452-1487

               If to Representative, at the address indicated by Representative below.

               12.      Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto, the heirs and legal representatives of Representative and the successors and assigns of FNB and FNBNC. Representative shall not be entitled to assign his or her obligations hereunder. FNB and FNBNC may each assign its rights under this Agreement to any person or their subsidiaries.

               13.      Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of California applicable to contracts made and entirely to be performed within such state, without regard to any applicable conflicts of law principles that would require the application of the laws of any other jurisdiction.

               14.      Independent Review and Advice. Representative represents and warrants that he or she has carefully read this Agreement; that Representative executes this Agreement with full knowledge of the contents of this Agreement, the legal consequences thereof, and any and all rights which any party may have with respect to the other parties; that Representative has had the opportunity to receive independent legal advice with respect to the matters set forth in this Agreement and with respect to the rights and asserted rights arising out of such matters, and that Representative is entering into this Agreement of his or her own free will. Representative expressly agrees that there are no expectations contrary to this Agreement and no usage of trade or regular practice in the industry shall be used to modify this Agreement. The parties agree that this Agreement shall not be construed for or against either party in any interpretation thereof.

               15.      Headings. The descriptive headings of the Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

               16.      Execution and Counterparts. Signatures sent by facsimile or electronically shall have the same force an effect as manual signed originals. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party hereto and delivered to each party hereto.

               IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

FNB BANCORP	FIRST NATIONAL BANK OF
NORTHERN CALIFORNIA

By: __________________________________	By: _______________________________
Name: ________________________________	Name: _____________________________
Title: _________________________________	Title: ______________________________

REPRESENTATIVE
______________________________________
Names: _______________________________
Address: ______________________________
_______________________________

EXHIBIT D

AGREEMENT

               This Agreement (“Agreement”) is made and entered into as of May 22, 2014 (the “Effective Date”) by and among FNB BANCORP, a California corporation (“FNB”), FIRST NATIONAL BANK OF NORTHERN CALIFORNIA, a national banking association and wholly-owned subsidiary of FNB (“FNBNC”), and EJF CAPITAL LLC, a Delaware limited liability company, on behalf of the managed funds and separately managed accounts set forth in Exhibit A attached hereto (“Holder”).

Recitals:

               A.        Concurrently with the execution and delivery of this Agreement, FNB and FNBNC are entering into a certain Agreement and Plan of Reorganization and Merger (“Merger Agreement”) with Valley Community Bank, a California banking corporation (“VCB”), pursuant to which FNB, FNBNC and VCB will enter into a business combination whereby, subject to the receipt of all required regulatory approvals (including the approval of the Office of the Comptroller of the Currency) and the approval of the VCB shareholders, in addition to the satisfaction of other closing conditions specified in the Merger Agreement, VCB will merge with and into FNBNC (the “Merger”) and the resulting national banking association will continue as a wholly-owned subsidiary of FNB with the name “First National Bank of Northern California.”

               B.        On January 9, 2009, VCB issued and sold to the United States Department of the Treasury, in a private placement under the TARP Capital Purchase Program, 5,500 shares of VCB’s Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series A (“Series A Preferred Stock”) and a related warrant (immediately exercised) for 275 shares of Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series B (“Series B Preferred Stock”), and such 5,500 shares of Series A Preferred Stock and 275 shares of Series B Preferred Stock remain outstanding on the Effective Date.

               C.        Holder is the registered and beneficial owner of the shares of Series A Preferred Stock and Series B Preferred Stock (hereinafter called the “Shares”) as set forth in Exhibit A attached hereto.

               D.        The Merger Agreement requires cancellation and retirement of all shares of the Series A Preferred Stock and Series B Preferred Stock outstanding, in order that none of such shares will remain outstanding immediately after the Effective Time of the Merger (as defined in the Merger Agreement).

               E.        In connection with the Merger, FNB desires to purchase the Shares and the Holder is willing to sell the Shares to FNB, subject to the terms and conditions of this Agreement.

               NOW, THEREFORE, the parties hereto agree as follows:

               1.      Stock Purchase. Subject to the terms and conditions of this Agreement, FNB hereby agrees to purchase from the Holder, and the Holder hereby agrees to sell and deliver all of the Shares to FNB, for the aggregate purchase price set forth on Exhibit A attached hereto (the “Purchase Price”), effective as of the “Closing Date” (as defined in the Merger Agreement). At least two (2) business days prior to the “Closing Date,” FNB shall pay the Purchase Price (less the amount of the Deposit (as defined below) previously funded) by wire transfer in immediately available funds to the “Escrow Agent” for deposit into the “Escrow Account” established pursuant to the “Escrow Agreement” (as such terms are defined in Section 2 below).

               2.      Escrow Agreement. FNB and the Holder agree that Union Bank, N.A., or another bank or trust company hereafter designated by FNB and acceptable to the Holder (at its sole discretion) shall act as the escrow agent (the “Escrow Agent”) for custody and safekeeping of the Shares pending payment of the Purchase Price to the Holder. As soon as practicable after the execution and delivery of this Agreement, FNB, FNBNC, the Holder and the Escrow Agent shall enter into an agreement, substantially in the form attached hereto as Exhibit B (the “Escrow Agreement”), providing for the establishment of an escrow account (the “Escrow Account”) and the rights, duties and obligations of the Escrow Agent in reference to maintenance of the Escrow Account. Within fifteen (15) business days thereafter, in accordance with the terms of the Escrow Agreement, (i) the Holder shall deposit into the possession of the Escrow Agent the original stock certificates evidencing the Shares (the “Certificates”), endorsed in blank by the Holder or accompanied by duly executed stock powers separate from the certificate(s) manually signed by the Holder (“Stock Powers”) and (ii) FNB and FNBNC shall deposit into the possession of the Escrow Agent cash in an amount equal to ten percent (10%) of the Purchase Price (the “Deposit”). The Certificates, Stock Powers and Deposit shall be administered and disbursed by the Escrow Agent as provided in the Escrow Agreement. Holder acknowledges and agrees that additional shares of outstanding Series A Preferred Stock and Series B Preferred Stock (and any related warrants), held by another party or parties and representing the balance of such shares outstanding, are to be deposited into the possession of the Escrow Agent at or about the same time as the Shares will be deposited, to be administered and disbursed by the Escrow Agent concurrently. All fees and/or charges due and payable to the Escrow Agent in connection with the Escrow Agreement shall be the sole responsibility of FNB and FNBNC (and Holder shall have no liability for, or obligation to pay, any such amounts).

               3.       Support Agreement. After depositing the Certificates and Stock Powers into the possession of the Escrow Agent, and promptly upon receipt of a written notice from the Escrow Agent confirming its possession of the Deposit required from FNB and FNBNC, the Holder shall execute and deliver to FNB and FNBNC an agreement, substantially in the form attached hereto as Exhibit C (the “Support Agreement”), committing the Holder to vote the Shares (or cause the Shares to be voted) in favor of proposals to approve the Merger Agreement, the merger of VCB with and into FNBNC and the other transactions contemplated by the Merger Agreement, all as will be described in a proxy statement/prospectus sent to VCB shareholders along with notice of the date, time and location of a special meeting of the shareholders expected to be called by the VCB Board of Directors for the purpose of voting on the proposals. Notwithstanding, the Holder shall remain entitled to exercise or refrain from exercising any and all voting and other consensual rights pertaining to the Shares for any purpose not inconsistent with the terms of this Agreement. Further, FNB and FNBNC hereby acknowledge that, in connection with the Holder’s acquisition of the Shares, the Holder entered into certain written commitments with the Federal Reserve Board (the “Passivity Commitments”). As provided in the Passivity Commitments, the Holder may not, individually or acting in concert with others, without the prior approval of the Federal Reserve Board or its staff, directly or indirectly, vote the Shares or take any other action if such voting or other action would be among the matters enumerated in the Passivity Commitments. FNB and FNBNC understand and agree that all voting and other commitments made by the Holder in the Support Agreement are, and shall remain subject to, compliance with the commitments made by the Holder to the Federal Reserve Board and shall require the prior written approval of the Federal Reserve Board or its staff, acceptable to the Holder in its reasonable discretion.

               4.       Holder Representations and Warranties. The Holder represents and warrants to FNB as follows:

                           (a)        At the Effective Date, the Holder has good title to the Shares and continuing until deposited with the Escrow Agent the Holder will maintain good title to the Shares, free and clear of all clouds to title and any lien, encumbrance, pledge, hypothecation, charge, security interest or claim of others with respect to the Shares, or any purchase option, call or similar right of a third party with respect to the Shares (except for the rights of FNB and FNBNC to purchase the Shares as provided under this Agreement).

                           (b)        Each constituent entity that comprises the Holder is a limited partnership, limited liability company, or exempted company, as applicable, each existing and in good standing under the laws of the jurisdiction of its formation and has all necessary power and authority to enter into this Agreement, to sell the Shares and to carry out the terms and provisions of this Agreement. The execution and delivery of this Agreement has been duly authorized by all necessary action on the part of the Holder and, assuming due execution, authorization and delivery by FNB and FNBNC, will constitute a valid and binding obligation of the Holder, enforceable against the Holder in accordance with its terms, except as enforcement may be limited by general principles of equity and by bankruptcy, insolvency, moratorium, fraudulent conveyance and similar laws affecting creditors’ rights and remedies generally.

                           (c)        The execution and delivery by the Holder of this Agreement and the sale of the Shares as contemplated herein (i) do not violate in any material respect any provision of federal or state law or any government rule or regulation; (ii) except as may be required in connection with the Merger and the related Merger Agreement, do not require the consent of any person under, conflict in any material respect with or result in a material breach of, or accelerate the performance required by any of the terms of, any material debt instrument, license, agreement or understanding to which the Holder is a party or by which it is bound; and (iii) except as may be required in connection with the Merger and the related Merger Agreement, do not conflict with any order, ruling, decree, judgment, arbitration award or stipulation to which the Holder is subject, or constitute a material default thereunder.

               5.       FNB Representations and Warranties. FNB represents and warrants to the Holder as follows:

                         (a)        Each of FNB and FNBNC has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of regulatory and VCB shareholder approvals and the fulfillment of the other closing conditions of the Merger Agreement, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of FNB and the Board of Directors of FNBNC and, assuming due execution and delivery by the Holder, will constitute valid and binding obligations of FNB and FNBNC, enforceable against FNB and FNB in accordance with its terms, except as enforcement may be limited by general principles of equity and by bankruptcy, insolvency, moratorium, fraudulent conveyance and similar laws affecting creditors’ rights and remedies generally.

                         (b)        Investment Intent. FNB is acquiring the Shares for its own account (and indirectly for the benefit of FNBNC and VCB as third party beneficiaries, in reference to the Merger) and otherwise not with a view to, or for resale in connection with, any distribution thereof. At the “Closing” (as defined below), FNB shall take, and shall cause FNBNC to take, all action reasonably necessary to have the Shares redeemed, canceled and retired, and no longer outstanding after the date of the Closing.

                         (c)        Protection of Interests. FNB, by reason of its business and financial experience, has the capacity to evaluate the merits and risks of purchasing the Shares and to make an informed investment decision with respect thereto, it being understood that the Shares are being transferred by the Holder “as is, where is”, without recourse to the Holder and with no warranties other than as expressly provided in this Agreement. FNB is relying solely upon its own judgment, after such investigation and inspection as it deems necessary or appropriate, as to the value of the Shares.

               6.       The Closing. The Holder acknowledges and consents to the matters described in Recital D of this Agreement and agrees that a closing of the purchase and sale of the Shares, effected by the release and payment of the Purchase Price to the Holder and the delivery of Certificates and Stock Powers to FNB (or as instructed by FNB), will be held at 9:00 a.m. at the offices of Dodd Mason George LLP, 1740 Technology Drive, Suite 205, San Jose, California 95110, concurrently with the “Closing” (as defined in the Merger Agreement), provided, however, that this Agreement, the purchase and sale of the Shares described in this Agreement and the Escrow Agreement will immediately terminate and have no further force or effect in the event that such “Closing” does not occur on or before the “Termination Date” (as defined in the Merger Agreement, but which for the avoidance of doubt shall not be later than December 31, 2014) or if the Merger Agreement is terminated earlier in accordance with its terms without a “Closing.” Promptly upon the occurrence of any such earlier termination, FNB and FNBNC shall notify the Holder in writing and this Agreement and the Escrow Agreement shall immediately terminate and become null and void, without the need for any further action by any party hereto; provided, that upon such occurrence (i) FNB and FNBNC shall immediately provide written instruction to the Escrow Agent (to the extent required, necessary or requested by the Holder) to return the Certificates (and Stock Powers, as applicable) to the Holder and (ii) the Holder shall immediately provide written instruction to the Escrow Agent (to the extent required, necessary or requested by FNB and FNBNC) to return the Deposit to FNB and FNBNC.

               7.       Miscellaneous.

                         (a)        Assignment. No party hereto shall assign or transfer this Agreement or any of its rights, duties or obligations hereunder without the prior written consent of all of the other parties hereto.

                         (b)        Notices. Notices and legal process to be delivered to or served upon either party hereto shall be deemed to have been duly delivered or served when delivered in written form by hand or by facsimile transmission, on the day after being sent from within the continental United States by overnight delivery or courier service, or five (5) calendar days after posting by registered mail or certified mail with return receipt requested, to the parties hereto at the following addresses:

                          If to FNB or FNBNC:

                          First National Bank of Northern California
                          975 El Camino Real, Third Floor
                          South San Francisco, CA 94080

                          Attention: Thomas C. McGraw, Chief Executive Officer

                          If to the Holder:

                          EJF Capital LLC

                          2107 Wilson Boulevard, Suite 400

                          Arlington, VA 22201

                          Attention: Lia M. Imhoff, Legal Counsel

or to such other authorized agent or address as a party may hereafter select by written notice to the other parties.

                           (c)        Expenses. Except as may be expressly provided otherwise herein, each party hereto shall bear its own out-of-pocket expenses incurred in connection with the transactions contemplated by this Agreement; provided, however, that FNB and FNBNC shall bear all of the costs and expenses associated with the Escrow Agent, as set forth in Section 2 above.

                           (d)        Entire Agreement. This Agreement, including the Escrow Agreement and the applicable provisions of the Merger Agreement incorporated herein, embody the entire agreement and understanding between the parties hereto regarding the purchase and sale of the Shares and supersedes all prior agreements and understandings relating to the subject matter of this Agreement.

                           (e)        Governing Law, Severability. This Agreement shall be governed by and construed in accordance with the substantive laws and not the conflict laws of the State of New York and the provisions of the laws of the United States of America applicable to national banking associations, provided, however, that the Escrow Agreement shall be governed by and construed in accordance with the laws of the State of California. If any one or more of the provisions of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision were not contained herein.

                           (f)        Waiver and Amendment. No delay or omission to exercise any right, power or remedy accruing to either party upon any breach or default under this Agreement shall impair any such right, power or remedy of such party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach of default theretofore or thereafter occurring. Any waiver, permit, consent or approval or any kind or character of any breach or default under this Agreement, or any waiver of any provision or condition of this Agreement, or any other change or amendment, must be in writing and shall be effective only to the extent specifically set forth in such writing. All rights and remedies, either under this Agreement or by law or otherwise afforded to a party, shall be cumulative and not alternative.

                           (g)        Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original instrument, but both of which together shall constitute one and the same instrument.

[The remainder of this page is intentionally left blank.]

               IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date and year first above written.

EJF CAPITAL LLC,	FNB BANCORP
for and on behalf of the managed funds and separately managed accounts set forth in Exhibit A
By
By	Title
Emanuel J. Friedman
Chief Executive Officer
FIRST NATIONAL BANK OF
NORTHERN CALIFORNIA

By
Title

EXHIBIT E

AGREEMENT

This Agreement (“Agreement”) is made and entered into as of May 22, 2014 (the “Effective Date”) by and among FNB BANCORP, a California corporation (“FNB”), FIRST NATIONAL BANK OF NORTHERN CALIFORNIA, a national banking association and wholly-owned subsidiary of FNB (“FNBNC”), and DUNHILL ASSET SERVICES V LLC, a Delaware limited liability company (“Holder”).

Recitals:

A.        Concurrently with the execution and delivery of this Agreement, FNB and FNBNC are entering into a certain Agreement and Plan of Reorganization and Merger (“Merger Agreement”) with Valley Community Bank, a California banking corporation (“VCB”), pursuant to which FNB, FNBNC and VCB will enter into a business combination whereby, subject to the receipt of all required regulatory approvals (including the approval of the Office of the Comptroller of the Currency) and the approval of the VCB shareholders, in addition to the satisfaction of other closing conditions specified in the Merger Agreement, VCB will merge with and into FNBNC (the “Merger”) and the resulting national banking association will continue as a wholly-owned subsidiary of FNB with the name “First National Bank of Northern California.”

B.        On January 9, 2009, VCB issued and sold to the United States Department of the Treasury, in a private placement under the TARP Capital Purchase Program, 5,500 shares of VCB’s Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series A (“Series A Preferred Stock”) and a related warrant (immediately exercised) for 275 shares of Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series B (“Series B Preferred Stock”), and such 5,500 shares of Series A Preferred Stock and 275 shares of Series B Preferred Stock remain outstanding on the Effective Date.

C.        Holder is the registered and beneficial owner of 3,000 shares of Series A Preferred Stock (hereinafter called the “Shares”).

D.        The Merger Agreement requires cancellation and retirement of all shares of the Series A Preferred Stock and Series B Preferred Stock outstanding, in order that none of such shares will remain outstanding immediately after the Effective Time of the Merger (as defined in the Merger Agreement).

E.        In connection with the Merger, FNB desires to purchase the Shares and the Holder is willing to sell the Shares to FNB, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, the parties hereto agree as follows:

1.            Stock Purchase. Subject to the terms and conditions of this Agreement, FNB hereby agrees to purchase from the Holder, and the Holder hereby agrees to sell and deliver all of the Shares to FNB, for the aggregate purchase price set forth on Exhibit A attached hereto (the “Purchase Price”), effective as of the “Closing Date” (as defined in the Merger Agreement). At least two (2) business days prior to the “Closing Date,” FNB shall pay the Purchase Price (less the amount of the Deposit (as defined below) previously funded) by wire transfer in immediately available funds to the “Escrow Agent” for deposit into the “Escrow Account” established pursuant to the “Escrow Agreement” (as such terms are defined in Section 2 below).

2.            Escrow Agreement. FNB and the Holder agree that Union Bank, N.A., or another bank or trust company hereafter designated by FNB and acceptable to the Holder (at its sole discretion) shall act as the escrow agent (the “Escrow Agent”) for custody and safekeeping of the Shares pending payment of the Purchase Price to the Holder. As soon as practicable after the execution and delivery of this Agreement, FNB, FNBNC, the Holder and the Escrow Agent shall enter into an agreement, substantially in the form attached hereto as Exhibit B (the “Escrow Agreement”), providing for the establishment of an escrow account (the “Escrow Account”) and the rights, duties and obligations of the Escrow Agent in reference to maintenance of the Escrow Account. Within fifteen (15) business days thereafter, in accordance with the terms of the Escrow Agreement, (i) the Holder shall deposit into the possession of the Escrow Agent the original stock certificates evidencing the Shares (the “Certificates”), endorsed in blank by the Holder or accompanied by duly executed stock powers separate from the certificate(s) manually signed by the Holder in the form attached hereto as Exhibit C (“Stock Powers”) and (ii) FNB and FNBNC shall deposit into the possession of the Escrow Agent cash in an amount equal to 10% of the Purchase Price (the “Deposit”). The Certificates, Stock Powers and Deposit shall be administered and disbursed by the Escrow Agent as provided in the Escrow Agreement. Holder acknowledges and agrees that additional shares of outstanding Series A Preferred Stock and Series B Preferred Stock (and any related warrants), held by another party or parties and representing the balance of such shares outstanding, are to be deposited into the possession of the Escrow Agent at or about the same time as the Shares will be deposited, to be administered and disbursed by the Escrow Agent concurrently. All fees and/or charges due and payable to the Escrow Agent in connection with the Escrow Agreement shall be the sole responsibility of FNB and FNBNC (and Holder shall have no liability for, or obligation to pay, any such amounts).

3.            Support Agreement. After depositing the Certificates and Stock Powers into the possession of the Escrow Agent, and promptly upon receipt of a written notice from the Escrow Agent confirming its possession of the Deposit required from FNB and FNBNC, the Holder shall execute and deliver to FNB and FNBNC an agreement, substantially in the form attached hereto as Exhibit D (the “Support Agreement”), committing the Holder to vote the Shares (or cause the Shares to be voted) in favor of proposals to approve the Merger Agreement, the merger of VCB with and into FNBNC and the other transactions contemplated by the Merger Agreement, all as will be described in a proxy statement/prospectus sent to VCB shareholders along with notice of the date, time and location of a special meeting of the shareholders expected to be called by the VCB Board of Directors for the purpose of voting on the proposals. Notwithstanding, the Holder shall remain entitled to exercise or refrain from exercising any and all voting and other consensual rights pertaining to the Shares for any purpose not inconsistent with the terms of this Agreement. Further, FNB and FNBNC hereby acknowledge that, in connection with the Holder’s acquisition of the Shares, the Holder entered into certain written commitments with the Federal Reserve Board (the “Passivity Commitments”). As provided in the Passivity Commitments, the Holder may not, individually or acting in concert with others, without the prior approval of the Federal Reserve Board or its staff, directly or indirectly, vote the Shares or take any other action if such voting or other action would be among the matters enumerated in the Passivity Commitments. FNB and FNBNC understand and agree that all voting and other commitments made by the Holder in the Support Agreement are, and shall remain subject to, compliance with the commitments made by the Holder to the Federal Reserve Board and shall require the prior written approval of the Federal Reserve Board or its staff, acceptable to the Holder in its reasonable discretion.

4.            Holder Representations and Warranties. The Holder represents and warrants to FNB as follows:

(a)        At the Effective Date, the Holder has title to the Shares and continuing until deposited with the Escrow Agent the Holder will maintain title to the Shares, free and clear of all clouds to title and any lien, encumbrance, pledge, hypothecation, charge, security interest or claim of others with respect to the Shares, or any purchase option, call or similar right of a third party with respect to the Shares (except for the rights of FNB and FNBNC to purchase the Shares as provided under this Agreement).

(b)        Holder is a limited liability company, existing and in good standing under Delaware law and has all necessary power and authority to enter into this Agreement, to sell the Shares and to carry out the terms and provisions of this Agreement. The execution and delivery of this Agreement has been duly authorized by all necessary action on the part of the Holder and, assuming due execution, authorization and delivery by FNB and FNBNC, will constitute a valid and binding obligation of the Holder, enforceable against the Holder in accordance with its terms, except as enforcement may be limited by general principles of equity and by bankruptcy, insolvency, moratorium, fraudulent conveyance and similar laws affecting creditors’ rights and remedies generally.

(c)        The execution and delivery by the Holder of this Agreement and the sale of the Shares as contemplated herein (i) do not violate in any material respect any provision of federal or state law or any government rule or regulation; (ii) except as may be required in connection with the Merger and the related Merger Agreement, do not require the consent of any person under, conflict in any material respect with or result in a material breach of, or accelerate the performance required by any of the terms of, any material debt instrument, license, agreement or understanding to which the Holder is a party or by which it is bound; and (iii) except as may be required in connection with the Merger and the related Merger Agreement, do not conflict with any order, ruling, decree, judgment, arbitration award or stipulation to which the Holder is subject, or constitute a material default thereunder.

5.            FNB Representations and Warranties. FNB represents and warrants to the Holder as follows:

(a)        Each of FNB and FNBNC has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of regulatory and VCB shareholder approvals and the fulfillment of the other closing conditions of the Merger Agreement, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of FNB and the Board of Directors of FNBNC and, assuming due execution and delivery by the Holder, will constitute valid and binding obligations of FNB and FNBNC, enforceable against FNB and FNB in accordance with its terms, except as enforcement may be limited by general principles of equity and by bankruptcy, insolvency, moratorium, fraudulent conveyance and similar laws affecting creditors’ rights and remedies generally.

(b)        Investment Intent. FNB is acquiring the Shares for its own account (and indirectly for the benefit of FNBNC and VCB as third party beneficiaries, in reference to the Merger) and otherwise not with a view to, or for resale in connection with, any distribution thereof. At the “Closing” (as defined below), FNB shall take, and shall cause FNBNC to take, all action reasonably necessary to have the Shares redeemed, canceled and retired, and no longer outstanding after the date of the Closing.

(c)        Protection of Interests. FNB, by reason of its business and financial experience, has the capacity to evaluate the merits and risks of purchasing the Shares and to make an informed investment decision with respect thereto, it being understood that the Shares are being transferred by the Holder “as is, where is”, without recourse to the Holder and with no warranties other than as expressly provided in this Agreement. FNB is relying solely upon its own judgment, after such investigation and inspection as it deems necessary or appropriate, as to the value of the Shares.

6.            The Closing. The Holder acknowledges and consents to the matters described in Recital D of this Agreement and agrees that a closing of the purchase and sale of the Shares, effected by the release and payment of the Purchase Price to the Holder and the delivery of Certificates and Stock Powers to FNB (or as instructed by FNB), will be held at 9:00 a.m. at the offices of Dodd Mason George LLP, 1740 Technology Drive, Suite 205, San Jose, California 95110, concurrently with the “Closing” (as defined in the Merger Agreement), provided, however, that this Agreement, the purchase and sale of the Shares described in this Agreement and the Escrow Agreement will immediately terminate and have no further force or effect in the event that such “Closing” does not occur on or before the “Termination Date” (as defined in the Merger Agreement, but which for the avoidance of doubt shall not be later than December 31, 2014) or if the Merger Agreement is terminated earlier in accordance with its terms without a “Closing.” Promptly upon the occurrence of any such earlier termination, FNB and FNBNC shall notify the Holder in writing and this Agreement and the Escrow Agreement shall immediately terminate and become null and void, without the need for any further action by any party hereto; provided, that upon such occurrence (i) FNB and FNBNC shall immediately provide written instruction to the Escrow Agent (to the extent required, necessary or requested by the Holder) to return the Certificates (and Stock Powers, as applicable) to the Holder and (ii) the Holder shall immediately provide written instruction to the Escrow Agent (to the extent required, necessary or requested by FNB and FNBNC) to return the Deposit to FNB and FNBNC.

7.            Miscellaneous.

(a)        Assignment. No party hereto shall assign or transfer this Agreement or any of its rights, duties or obligations hereunder without the prior written consent of all of the other parties hereto.

(b)        Notices. Notices and legal process to be delivered to or served upon either party hereto shall be deemed to have been duly delivered or served when delivered in written form by hand or by facsimile transmission, on the day after being sent from within the continental United States by overnight delivery or courier service, or five (5) calendar days after posting by registered mail or certified mail with return receipt requested, to the parties hereto at the following addresses:

If to FNB or FNBNC:

First National Bank of Northern California
975 El Camino Real, Third Floor
South San Francisco, CA 94080

Attention: Thomas C. McGraw, Chief Executive Officer

If to the Holder:

Dunhill Asset Services V LLC

c/o Atalaya Capital Management LP

780 Third Avenue, 27th Floor

New York, NY 10017

Attention: Adam Nadborny, General Counsel & Chief Compliance Officer

or to such other authorized agent or address as a party may hereafter select by written notice to the other parties.

(c)        Expenses. Except as may be expressly provided otherwise herein, each party hereto shall bear its own out-of-pocket expenses incurred in connection with the transactions contemplated by this Agreement; provided, however, that FNB and FNBNC shall bear all of the costs and expenses associated with the Escrow Agent, as set forth in Section 2 above.

(d)        Entire Agreement. This Agreement, including the Escrow Agreement and the applicable provisions of the Merger Agreement incorporated herein, embody the entire agreement and understanding between the parties hereto regarding the purchase and sale of the Shares and supersedes all prior agreements and understandings relating to the subject matter of this Agreement.

(e)        Governing Law, Severability. This Agreement shall be governed by and construed in accordance with the substantive laws and not the conflict laws of the State of New York and the provisions of the laws of the United States of America applicable to national banking associations, provided, however, that the Escrow Agreement shall be governed by and construed in accordance with the laws of the State of California. If any one or more of the provisions of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision were not contained herein.

(f)        Waiver and Amendment. No delay or omission to exercise any right, power or remedy accruing to either party upon any breach or default under this Agreement shall impair any such right, power or remedy of such party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach of default theretofore or thereafter occurring. Any waiver, permit, consent or approval or any kind or character of any breach or default under this Agreement, or any waiver of any provision or condition of this Agreement, or any other change or amendment, must be in writing and shall be effective only to the extent specifically set forth in such writing. All rights and remedies, either under this Agreement or by law or otherwise afforded to a party, shall be cumulative and not alternative.

(g)        Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original instrument, but both of which together shall constitute one and the same instrument.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date and year first above written.

DUNHILL ASSET SERVICES V LLC	FNB BANCORP

By _______________________________	By ________________________________

Title:______________________________	Title: ______________________________

FIRST NATIONAL BANK OF
NORTHERN CALIFORNIA

By ________________________________

Title: ______________________________